UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________________

FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

Rocky Mountain High Brands, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0895673 (I.R.S. Employer Identification No.)

9101 LBJ Freeway, Suite 200 Dallas, TX 75243 (Address of Principle Executive Offices)	75243 (Zip Code)

Registrant’s telephone number, including area code: (800)-260-9062

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered
N/A	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

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We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Item 1. Business—Implications of Emerging Growth Company Status” and “Item 1A. Risk Factors—We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

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When used in this Registration Statement, unless otherwise indicated, the terms “the Company,” “RMHB”, “we,” “us” and “our” refers to Rocky Mountain High Brands, Inc. and/or its subsidiaries. All references in this Memorandum to “$” or “dollars” are to United States dollars, unless specifically stated otherwise.

Forward-Looking Statements

This Registration Statement contains forward-looking statements that reflect our current views about future events. We use the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under Item 1A. Risk Factors, and elsewhere in this Registration Statement.

Item 1.  Business

Overview

Rocky Mountain High Brands, Inc. is a Nevada corporation.  RMHB currently operates through its parent company and two wholly-owned subsidiaries:

•	Rocky Mountain High Brands, Inc., an active Nevada corporation (Parent)

•	Rocky Mountain High Clothing Company, Inc., an inactive Texas Corporation (Subsidiary)
•	Smarterita, LLC, an inactive Texas limited liability company (Subsidiary)

RMHB is a consumer goods brand development company specializing in developing, manufacturing, marketing, and distributing high quality, health conscious, hemp-infused food and beverage products. The Company currently markets a lineup of five hemp-infused beverages, hemp-infused edibles (protein bar, energy bar and chia crisp bar), hemp-infused 2 oz. energy shots and 2.5 oz. coffee shots. RMHB is also researching the development of a lineup of products containing Cannabidiol (CBD). The Company’s intention is to be on the cutting edge of the use of CBD in consumer products while complying with all state and federal laws and regulations.

After developing the products, RMHB completed its first production run in February of 2015. Since then RMHB has had production runs totaling over 2,700,000 cans.

Each beverage contains approximately 100mg of hempseed extract, and all of the non-alcoholic beverages will consist of all-natural ingredients. The non-alcoholic products are shelf stable (no refrigeration necessary) with a shelf life of two (2) years. The Wine Based Ready-to-Drink Cocktails will be 12.5% alcohol and be packaged in 375ml PET flasks. These alcoholic beverages are also shelf stable (no refrigeration necessary) and have a shelf life of 18 months. The beer products will be made available in 12oz bottles, and the liquor products in 1.75 liter PET bottles. Packaging for our line-up of products containing cannabinoids (CBD) will be determined at a later date.

Business Development in the Last Three Years

The Company is a C corporation, and was incorporated in the State of Nevada in 2000. The development of the business over the past three years has been interrupted by a Chapter 11 bankruptcy, from which the Company successfully emerged on July 11, 2014 with a confirmed Plan of Reorganization (“Plan”) by order of United States Bankruptcy Judge Barbara Houser. The bankruptcy proceeding is more fully set forth hereinafter under the section entitled Involvement in Certain Legal Proceedings. In early 2013, the Company had sought to purchase a barbeque chain located in the Dallas, Texas area, but was ultimately unable to secure financing and was sued by the party with whom the Company had contracted to arrange and secure the financing. The Company filed a Voluntary Petition under Chapter 11 of the Bankruptcy Code. During the bankruptcy proceeding, the Company determined that a new business model would provide the best opportunity to grow the Company. The Company entered into a newly emerging sector of hemp-infused beverages. The Plan called for the acquisition by the Company of a business with distribution rights, Chillo, a hemp-infused energy drink.

In August, 2014, the Company made a decision to develop its own line of hemp-infused beverages, and followed through by creating formulas, logos, trademarks and conducting the requisite market research to determine the viability of such a lineup of hemp-infused drinks. During this developmental phase of the Company as a hemp-infused beverage business, the Company was successful in trademarking the name Rocky Mountain High for its drinks.

In early 2015, the Company scheduled its first production run of drink products and in February, 2015 completed its first production run. Since that first production run in its Minnesota co-packing facility, the Company has produced nearly 4,000,000 cans of hemp-infused beverages in its first year in the hemp-infused beverage business. The Company had established a distribution network for the distribution of its products and continues to pursue distributor affiliations in order to place its drinks in national retail chains.

The only purchase and sale of assets outside the ordinary course of business was the purchase of assets from Dollar Shots Club, LLC and subsequent sale of those assets to Dollar Shots Club, Inc. A more detailed description of those transactions are set forth on page 4 under Acquisition Agreements.

During 2015 the Company acquired all of the interests in SmarteRita, LLC for 4,500,000 shares of restricted Rule 144 common stock of the Company.

In the past three years, the Company changed its corporate name from Republic of Texas Brands, Inc. (RTXB) to Totally Hemp Crazy, Inc. (THCZ) and then to the current name of Rocky Mountain High Brands, Inc. (RMHB).

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Corporate History

Rocky Mountain High Brands Inc. 10/23/2014 to present – Articles of Amendment filed with the State of

Nevada

f/k/a Totally Hemp Crazy Inc. 07/17/2014 to 10/23/2014 – Articles of Amendment filed with the State of

Nevada

f/k/a Republic of Texas Brands Incorporated 11/2011 to 07/17/2014 – Articles of Amendment filed with the State of

Nevada

f/k/a Legends Food Corporation 05/2011 to 11/2011 – Articles of Amendment filed with the State of Nevada

f/k/a Precious Metals Exchange Corp. (hereinafter referred to as “PMEC,” the “Issuer” or the “Company”) – Articles of Amendment filed with the State of Nevada on December 23, 2008

f/k/a Stealth Industries, Inc. – Articles of Amendment filed with the State of Minnesota on October 25, 1999 (name change). Articles of Incorporation filed with the State of Nevada on October 30, 2000 (Change of Domicile; Merger with Stealth Industries, Inc. (Minnesota)

f/k/a Assisted Living Corporation – Articles of Amendment filed with the State of Minnesota on November 3, 1993 (name change)

f/k/a Electric Reel Corporation of America, Inc. -- Articles of Incorporation filed with the State of Minnesota on August 15, 1968

Acquisition Agreements

On March 31, 2015 the Company acquired 100% of the ownership interests of Smarterita, LLC, a Texas Limited Liability Company from Vintage Specialists, LLC and Thomas Shuman, the former President and Chief Executive Officer of the Company. Smarterita, LLC owned certain inventory defined in the agreement and the trade name "Smarterita".  Consideration for the acquisition was 3,000,000 restricted shares of the Company’s common stock to the owners of Vintage Specialists, LLC for 66% of Smarterita LLC and $1,500 in cash to Thomas Shuman for his 34% of Smarterita, LLC. Prior to the series of transactions that effected the acquisition, Mr. Shuman owned 17% of Smarterita, LLC. He acquired an additional 17% from Michael Martin, who was issued 1,500,000 shares of the Company’s restricted common stock as consideration for delivery of the interests to Mr. Shuman and ultimately the Company. The acquisition was accounted for as a business combination in accordance with ASC 805 "Business Combinations".  The total purchase price for the acquisition was allocated to the net tangible assets based upon their estimated fair values as set forth below.  The excess of the purchase price over the net assets was recorded as goodwill. The following table summarizes the estimated fair values of the assets assumed at the acquisition date.

Inventory	$ 39,142
Goodwill	$1,024,35
Total Consideration	$1,063,500

The Company initially considered entering into the markets served by Smarterita, LLC, but decided to refocus its efforts on other business opportunities. As of June 30, 2015, the full amount of goodwill acquired has been impaired. Vintage Specialist, LLC did not have any revenues prior to the acquisition and minimal operating expenses.

On July 17, 2015, the Company acquired all of the assets of Dollar Shots Club, LLC in consideration of 2,000,000 shares of the Company’s common stock. The Company issued shares of its common stock to seven individuals who owned 100% of membership units in Dollar Shots Club, LLC.  The investment in Dollar Shots Club, LLC was recorded on the Company’s books at a price of $166,000, which was based on the closing price of the Company’s common stock on the day the stock was issued . On September 18, 2015, the Company sold these assets to Dollar Shots Club, Inc. in exchange for 5,000,000 shares of Dollar Shots Club, Inc. common stock. The consideration paid for the purchase of the assets of Dollar Club Shots, LLC (the “LLC”) was 2,000,000 shares of restricted common stock of the Company.  The assets purchased included the trademark and other intellectual property of the LLC, inventory, all websites and ecommerce sites, goodwill, formulas and all other general intangibles (the “assets”).  The Company booked the assets at $150,000.00.  The purpose of the acquisition was to acquire formulas included in the assets for use in hemp-based shots.  The Company sold the assets to Dollar Shots Club, Inc. (“DSC Inc.”) for 5,000,000 restricted shares of DSC Inc. common stock.    To the best of the Company’s knowledge, there is no relationship between the Dollar Shots Club entities.

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Trademarks Related to Our Business

•         Rocky Mountain High

•         Smarterita

•         Totally Hemp Crazy

•         Get Your Hemp On

•         Blue Leaf Pharmaceuticals

The Company has developed a lineup of five hemp-infused beverages that include three energy drinks and a black tea and lemonade:

•	Naturally Flavored Citrus Energy Drink
•	A citrus energy drink that contains 100mg hempseed extract and is complemented with ginseng and guarana extract, caffeine and other ingredients.

•	Naturally Flavored Mango Energy Drink
•	A mango energy drink that contains 100mg hempseed extract and is complemented with ginseng and guarana extract, caffeine and other ingredients.

•	Low Calorie Coconut Energy Lime
•	A low calorie coconut lime energy drink that contains 100mg hempseed extract and is complemented with ginseng and guarana extract, caffeine and other ingredients.

•	Naturally Flavored Lemonade
•	A lemonade drink that contains 100mg hempseed extract and is complemented with ginseng extract and other ingredients.

•	Naturally Flavored Black Tea
•	A black tea drink that contains 100mg hempseed extract and is complemented with black tea and ginseng extract and other ingredients.

Existing Products

New Product Blues City Brewery, LLC (“Blues City”) in Memphis, Tennessee, a subsidiary of City Brewing Company, LLC, manufactures and bottles our products. Blues City is an FDA registered facility that is audited annually to ensure compliance with FDA GMP (Good Manufacturing Practices) for food safety.

The Company recently executed a one-year agreement with MBA Beverage to coordinate the manufacturing of our products. Sovereign Flavors of Santa Ana, California collaborates with the Company for product formulation under an oral agreement. The Company owns the propriety formulas to our products. Upstart Foods Marketing of St. Louis, Missouri and Advertising Arts of Brookfield, Wisconsin provide the packaging design.

Once any packing design (label) is approved, Ball Metal Beverage Container Corporation or Rexam Beverage Can Company manufactures the cans. Once complete, the cans are shipped to Blues City. Since payment is made in advance at both manufacturing plants, there are no written contracts.

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New Product Pipeline

•	Wine Based Ready-to-Drink Cocktails
•	Cannabinoid “CBD” infused beverages (subject to compliance with state and federal laws and regulations)
•	Hemp Infused Energy Shots
•	Hemp Infused Beverages - expand flavor offers and beverage line
•	Hemp Protein Bars
•	Hemp Chia Seed Bars
•	Hemp Infused Natural Spring Water

Wine Based Ready-to-Drink Cocktails

The wine based ready-to-drink cocktails are still in pre-development stage. One flavor is SmarteRita Gold, a low-calorie drink with natural flavors that tastes like a margarita.

Cannabinoid “CBD”- infused Beverages

The CBD beverage line is in pre-development stage. Any CBD beverages will be THC-free. Therefore, these products will be 100% legal in all 50 states. Products containing Cannabidiol (CBD) can be a source of essential fatty acids, vitamin E, and trace minerals in addition to containing high amounts of protein. CBD is extracted and separated from specific varieties of cannabis, often known as hemp. Chemically, CBD is one of 85 chemical substances known as cannabinoids, which are all found in the cannabis plant. CBD is the second most abundant compound in hemp, typically representing up to 40% of its extracts. CBD is actually unrelated to the chemical chain that results in tetrahydrocannabinol (THC). They share some characteristics but are created via different paths. The chemical properties of CBD and THC vary widely enough to classify THC as a psychotropic drug strictly controlled by federal authorities, while CBD is considered a legal dietary supplement.

Hemp-infused Energy Shots

Hemp-infused energy shots are in the pre-development stage. Energy shots are a unique form of energy drink. Usually, they are sold in 2-oz containers, whereas most energy drinks are sold in larger cans or bottles. Energy shots can be considered concentrated forms of energy drinks. The leading energy shot brand in the United States is 5-Hour Energy, based on sales of about 1.05 billion U.S. dollars in 2015.

Hemp Protein Bars and Hemp Chia Seed Bars

 Hemp Protein Bars and Hemp Chia Seed Bars are in pre-development stage. Ingredients are projected to include: honey, butter, rice protein, oats, coconut, almonds, hemp proteins, brown rice, vanilla bean, sea salt, and in one variety, Chia seeds. The chia seed is calorie sparse and nutrient dense, and contains anti-oxidants and other essential nutrients. It also contains protein, and a range of essential and non-essential amino acids and fiber.

Hemp-infused Natural Spring Water

Adding hemp-infused natural spring water to our beverage line is in pre-development stage.

Regulatory Requirements

We are subject to numerous federal, state, local and foreign laws and regulations, including those relating to:

•	The production of beverages and other related products
•	The preparation and sale of beverages
•	Environmental protection
•	FDA and state agricultural requirements
•	Interstate commerce and taxation laws
•	Working and safety conditions, minimum wage and other labor requirements

Our beverage products are not subject to direct FDA approval as the FDA does not perform review testing or approval of food, beverages or dietary supplements. The FDA requires that we manufacture our products in commercial manufacturing facilities that are annually audited to ensure that they pass inspection based on Good Manufacturing Practices (GMP) for food safety.

Possession of hemp in the United States is legal, including possession of the sterilized seed, hemp seed oil, hemp seed flour, hemp seed cake, hulled hemp seeds, hemp clothing, hemp fabrics, hemp fuel or any other product made from industrial hemp. Because the industrial hemp plant is the same species as marijuana, until recently, it has been illegal for U.S. farmers to grow the plant itself. However, in the federal Agricultural Act of 2014, Congress specifically exempted from the Controlled Substances Act ("CSA") cultivation of industrial hemp under agricultural pilot programs authorized by state law.

More recently, the Consolidated Appropriations Act for FY 2016 (the "Omnibus Law") clarified that during the current fiscal year - that ends on September 30, 2016 -- no agency can expand any monies that were authorized by federal law to interfere with duly registered agricultural pilot programs. The Omnibus Law also clarifies that this prohibition on federal interference extends to the 2014 Farm Bill.

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Sales Channels

The Company depends upon a network of brokers and distributors to represent its product in the market. During its first year of operation, the Company signed twenty four distributors across the country. For the year ending June 30, 2015, the Company’s two largest distributors accounted for 27% and 26% of sales, respectively. The Company is currently evaluating the performance of its brokers and distributors and restructuring its agreements and methods of distribution to support our future growth.

The various distribution channels differ in costs, customer relationships, complexity and the resources required to operate the channel. We strategically build sales distribution channels to match and reinforce the goals and objectives of our marketing plan. To increase competitiveness and sales, we have a specific sales strategy in order to maximize revenues that includes the following:

Direct Selling

We utilize direct sales to retailers which eliminates the delays and additional expense of a standard distribution channel. In this way we are better able to preserve more revenue, and protect capital under the control of the company. Direct selling to certain segments supports our marketing plan that has identified, researched and segmented certain final customers.

Wholesale

Another sales channel includes wholesale distribution. This choice is designed for our potential customers who are widely dispersed. Wholesale distribution leaves the selling to wholesalers and retailers specialized in retail sales, which enables us to focus on manufacturing needs.

Beverage Broker

Our beverage brokers develop local, regional, and national product campaigns with attention to long-term sustainable success. They assist in matching brands with the needs of an evolving market. Scheduling appointments, making presentations, securing product approval, and shelf resets, have added greatly to the time line from ship to shelf, making the role of the beverage broker all the more important. Beverage brokers represent a cost-efficient method of doing business for our drink brands. A commission-based beverage broker is a variable cost directly tied to the volume sold.

Beverage Broker/Distributor

The broker/distributor relationship adds credibility for new brands entering the market. Sales efforts consist of procuring new channels of distribution and distributor support. Beverage brokers/distributors provide a service to both RMHB and customers by selling to chain wholesalers, independent wholesalers, and retail stores. Beverage brokers and distributors often provide avenues to significantly decrease overhead costs. Wholesalers and retailers also benefit by working with one broker/distributor rather than with many manufacturers' representatives.

The Packaged Food and Beverage Market

Our hemp-infused products (both non-alcoholic and alcoholic) are targeted toward health conscious lifestyle persons 16 to 34 years of age.

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Methods & competitive position – advantages & disadvantages

The Company competes with start-ups and middle market CPG manufacturers and distributions that specialize in brand development. RMHB also competes with established brands and large multi-national firms that manage established brand portfolios. Consumer packaged goods (CPG) are a type of goods consumed that need to be replaced frequently, compared to those that are usable for extended periods of time.

While there is certainly a lot of competition in the beverage industry, there are also great opportunities. The beverage market also includes hemp-infused energy drinks, teas, lemonades, and wine based cocktails.

Advantages:

We are achieving our competitive advantage by concentrating on two major objectives: Establish the corporate brand, and engage target audiences by building a consumer brand for loyalty and awareness.

To establish Rocky Mountain High Brands as an industry leader, the corporate logo was redesigned to align itself with product identity that focuses on the overall company message. Rocky Mountain High Brands will engage brand identity by focusing on the following:

•	Differentiation

Differentiation is a strategy used to set ourselves apart from competitors. One of our best marketable attributes is our Rocky Mountain High name. It differentiates us from other beverage drinks by developing brand recognition and loyalty. Our drinks provide an alternative to competitor’s drinks. Our can design helps the brand stand out on the shelf. Our eye-catching drink designs communicates the brand's attributes.

•         Cost Leadership

We achieve cost leadership as an advantage when we offer a better quality product than our competitors at a lower price. We identify opportunities to produce goods at a lower cost through the production improvements and by changes to our supply chain.

•         Defensive Strategies

Broker/distributor/wholesale relationships allow us to maintain higher levels of customer service than larger beverage companies, provide direct knowledge of our customers, and help us to provide our customers a more personalized consumer experience.

Disadvantages:

•	Buying Power

Large beverage companies typically can negotiate favorable costs with suppliers because of their volume, therefore we strategically plan opportunities to leverage our budget dollars.

•	Budgets

The most glaring disadvantage is a limited budget. We would like to have more money to spend on employee benefits and training, marketing and product development. Competing for target market attention against larger competitors that invest millions or billions is difficult. These companies can invest significant resources to maintain their positions in the market, and their drinks are well integrated into their consumer branding. We plan to position our brand to take significant market share with strategic marketing, and consistent branding that maximizes brand exposure and awareness to the consumer.

Future Goals

The hemp-infused beverages are fully developed and in the marketplace today. Hemp Energy Bars, Hemp Protein Bars, and Hemp Chia Crisp Bars are developed and ready for production. Hemp Energy Shots are developed and ready for production. Hemp-infused alcoholic beverages and CBD products are in varying stages of research and development.

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Employees and Independent Contractors

Periodically, the Company may hire independent contractors to support finance, accounting, and operations functions. In addition to the officers of the Company there are currently five non-officer employees. The Company has a total of ten employees, consisting of five officers and six non-officer employees.

Properties

The Company does not own any property at this time.  We currently lease approximately 4,000 sqaure feet of office space at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243, for $6,020 per month. The current lease expires June 30, 2016.

The Company leases the following warehouse space on a month to month basis:

•	DFW Distribution, Dallas and Mesquite, Texas – we currently lease warehouse space for RMHB beverages on a month-to-month basis at two separate locations in the Dallas area from DFW Distribution for a total of 12,000 square feet. The monthly cost is approximately $7,000 per month.
•	WaterEvent, Carrollton, Texas – we currently lease approximately 1,200 square feet for both RMHB beverages and Smarterita inventory for approximately $1,400 per month. Since Smarterita has alcoholic content, we are required to store it at an FDA approved facility.
•	K&D – Chula Vista, California. We leased 1,200 square feet for $2,000 a month. We have given notice and all products have been removed.

The Company is currently evaluating its growth requirements and researching alternatives to lower its recurring expenses for both office and warehouse space.

Implications of Emerging Growth Company Status

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.  We will retain “emerging growth company” status until the earliest of:

•	The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;

•	The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act;

•	The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or

•	The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).
•	As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies. For so long as we remain an emerging growth company we will not be required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;

•	Comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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•	Submit certain executive compensation matters to stockholder non-binding advisory votes;

•	Submit for stockholder approval golden parachute payments not previously approved;

•	Disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and

•	Present more than two years of audited financial statements and two years of selected financial data in a registration statement for our initial public offering of our securities.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates.  Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are also a “smaller reporting company” as defined under the Exchange Act.  Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

•	Have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and

•	Present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

Item 1A.  Risk Factors

An investment in our common stock involves a high degree of risk.  An investor should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.

We have a limited operating history and operate in a new industry, and we may not succeed.

The beverage business is a highly competitive and risky business, and such competition from companies much bigger than us could adversely affect our operating results.

We compete with many national, regional and local businesses. We could experience increased competition from existing or new companies in the energy and beverage channel, which could create increasing pressures to grow ours. If we are unable to maintain our competitive position, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of channel share, which would have an adverse effect on our operating results. Other factors that could affect our business are:

• Consumer tastes

• National, regional or local economic conditions

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• Disposable purchasing power

• Demographic trends; and

• The price of special ingredients that go into our products.

If we fail to successfully implement our growth strategy, which includes opening new territories and locations nationwide and getting into the national account stores (i.e.: Costco, Walmart, Target etc.)

Our success as a national brand requires that we successfully place our products in national stores through our distribution network. Failure to secure distributors with reach into national stores will have an adverse effect on our growth.

The beverage industry is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for our products, which would reduce sales and harm our business.

The beverage businesses are affected by changes in consumer tastes, national, regional and local economic conditions, and demographic trends. Our sales could also be affected by changing consumer tastes. Also, if consumer demand for beverages should decrease, our business would suffer more than if we had a more diversified product line.

Increases in the cost of ingredients could materially affect our operating results.

Our principal beverage products contain hemp and ginseng. Increases in the ingredients in our products could have a material adverse effect on our operating results. Significant price increases, market conditions, weather, acts of God and other disasters could affect the viability of such hedges and materially affect our operating results.

Increases in beverage ingredients, labor and other costs could adversely affect our profitability and operating results.

An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and, we may not be able to pass along these increased costs to our customers.

We do not have long-term contracts with many of our suppliers, and as a result they could seek to significantly increase prices or fail to deliver.

We typically do not rely on written contracts or long-term arrangements with our suppliers. Although we have not experienced significant problems with our suppliers, our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could have a material adverse effect on our operating results.

Any prolonged disruption in the operations of any of our co-packing facilities could harm our business.

We will initially operate through a co-pack agreement with MBA Beverage who produces our product at Blues City Brewery in Memphis Tennessee, which presently services all of our beverage production. All our distribution will be run out of Dallas, Texas. As a result, any prolonged disruption in the operations of any of these facilities, whether due to technical or labor difficulties, destruction or damage to the facility, real estate issues or other reasons, could result in increased costs and reduced revenues and our profitability and prospects could be harmed.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

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Our ability to successfully grow our brand hinges on our ability to attract and retain professionals with talent, integrity, enthusiasm and loyalty – on our corporate team, with our broker network and with our distribution network. If we are unable to attract or retain key personnel, our profitability and growth potential could be harmed.

We may not be able to adequately protect our intellectual property, which could harm the value of our brand and branded products and adversely affect our business.

We depend in large part on our brand and branded products and believe that they are very important to our business, as well as on our proprietary hemp infused processes. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brand and branded products. The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We have registered certain trademarks and have other trademark registrations pending in the United States. We may not be able to adequately protect our trademarks and our use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. We may from time to time be required to institute litigation to enforce our trademarks or other intellectual property rights, or to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could negatively affect our sales, profitability and prospects regardless of whether we are able to successfully enforce our rights.

We are subject to extensive government regulation, and our failure to comply with existing or increased regulations could adversely affect our business and operating results. We are subject to numerous federal, state, local and foreign laws and regulations, including those relating to:

•	The production of beverages and other related products
•	The preparation and sale of beverages
•	Environmental protection
•	FDA and state agricultural requirements
•	Interstate commerce and taxation laws
•	Working and safety conditions, minimum wage and other labor requirements

Our annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond our control, which could adversely affect our ability to satisfy our debt obligations as they become due.

Our sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond our control. These factors include:

• Variations in the timing and volume of our sales

• The timing of expenditures in anticipation of future sales

• Sales promotions by us and our competitors

• Changes in competitive and economic conditions generally

• Foreign currency exposure

Consequently, our results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for our products. We anticipate that fluctuations in operating results will continue in the future. The Company's operating results may vary. We may incur net losses. The Company expects to experience variability in its revenues and net profit. While we intend to implement our business plan to the fullest extent we can, we may experience net losses. Factors expected to contribute to this variability include, among other things:

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•	The general economy
•	The regulatory environment concerning beverage production
•	Climate, seasonality and environmental factors
•	Consumer demand for the Company’s products
•	Transportation costs
•	Competition in products

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages.  For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products.  We may not successfully address these risks and uncertainties or successfully implement our operating strategies.  If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

•	Cash provided by operating activities
•	Available cash and cash investments
•	Capital raised through debt and equity offerings

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance.  Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us.  If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects.  Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation.  In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock.  Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our stock price has been extremely volatile and our common stock is not listed on a national stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock as has been extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock is not listed on a national stock exchange; we intend to list the common stock on a national stock exchange once we meet the entry criteria.  An active public market for our common stock currently exists on the OTC Markets (www.otcmarkets.com) but may not be sustained.  Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

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Among the factors that could affect our stock price are:

•	Industry trends and the business success of our vendors
•	Actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors
•	Our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results
•	Announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors
•	Regulatory and legislative developments
•	Litigation
•	General market conditions
•	Other domestic and international macroeconomic factors unrelated to our performance
•	Additions or departures of key personnel

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time.  Some of these shares are owned by executive officers and directors, and we believe that such holders have no current intention to sell a significant number of shares of our stock. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is doing well.

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product enhancements and new products.  These products are relatively untested, and we cannot assure you that we will achieve market acceptance for these products, or other new products that we may offer in the future.  Moreover, these and other new products may be subject to significant competition with offerings by new and existing competitors. In addition, new products and enhancements may pose a variety of technical challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products or enhancements could seriously harm our business, financial condition and results of operations.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our products by consumers. Although we believe that our products in the United States are gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

If we are able to expand our operations, we may be unable to successfully manage our future growth.

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Since we initiated product sales in 2015, our business has grown.  This growth has placed substantial strain on our management, operational, financial and other resources.  If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources.  Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals.  In addition, we will need to expand the scope of our infrastructure and our physical resources.  Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

Any future litigation could have a material adverse impact on our results of operations, financial condition and liquidity, particularly since we do not currently have director and officer insurance.  Our lack of D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. While we have applied for D&O insurance and are working with our insurance brokerage house to obtain coverage, we are not guaranteed of our ability to do so.

Despite our significant efforts in quality control and preservation, we will face risks of litigation from customers, employees and others in the ordinary course of business, which may divert our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations. Our current litigation with Roy Meadows and Donna Rayburn and/or any future litigation could have a material adverse effect on our results of operations and financial liquidity. Please refer to Item 8 “Legal Proceedings” While the Company is confident in its proceeding against Meadows and Rayburn, if the Company did not prevail, it could be held liable by the Courts for a judgment in the range of approximately $2,000,000 to approximately $3,000,000.

Claims of illness or injury relating to beverage quality or beverage handling are common in the beverage industry. While we believe our processes and high standards quality control will minimize these instances, there is always a risk of occurrence, and so despite our best efforts to regulate quality control, litigation may occur. In that event, our financial condition, operating results and cash flows could be harmed.

From time to time we may be subject to litigation, including potential stockholder derivative actions.  Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time.  To date we have no directors and officers liability (“D&O”) insurance to cover such risk exposure for our directors and officers.  Such insurance generally pays the expenses (including amounts paid to plaintiffs, fines, and expenses including attorneys’ fees) of officers and directors who are the subject of a lawsuit as a result of their service to the Company.  While we are actively attempting to obtain such insurance, there can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover such expenses should such a lawsuit occur.  While neither Nevada law nor our articles of incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we expect that we would do so to the extent permitted by Nevada law.  Without D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity.  Further, our lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results.  The timing and amount of future revenues will depend almost entirely on our ability to sell our products to new customers.  Our future operating results will depend upon many other factors, including:

•	The level of product and price competition,

•	Our success in expanding our business network and managing our growth,

•	Our ability to develop and market product enhancements and new products,

•	The timing of product enhancements, activities of and acquisitions by competitors,

•	The ability to hire additional qualified employees, and

•	The timing of such hiring and our ability to control costs.

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Our current Board of Directors consists of the following individuals:

  Jerry Grisaffi, Founder and Chairman of the Board
  Charles Smith, Chief Operating Officer and Board Member
  Winton Morrison, Outside Director or Independent Director

We have only one outside Board Director which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists primarily of current executive officers, which means that we have only one outside or independent director.  The lack of independent directors may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.  For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks.  Furthermore, the lack of a sufficient number of independent directors creates the potential for conflicts between management and the diligent independent decision making process of the Board.  In this regard, our lack of an independent compensation committee presents the risk that our executive officers on the Board may have influence over his/their personal compensation and benefits levels that may not be commensurate with our financial performance.  Furthermore, our lack of outside directors deprives our company of the benefits of various viewpoints and experience when confronting the challenges we face.  With only one independent director sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management. We are currently searching for additional outside or independent Board members.

Requirements associated with being a reporting public company will require significant company resources and management attention.

We have filed a Form 10 registration statement with the U.S. Securities and Exchange Commission (“SEC”).  Once the Form 10 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies.  We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company.  These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.  However, we cannot provide assurances that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for the Company will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals.  We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Our management controls a large block of our common stock that will allow them to control us.

As of March 21, 2016, members of our management team beneficially own approximately 25% of our outstanding common stock and all 1,000,000 outstanding shares of our preferred series A stock, each of which is convertible into 100 shares of common stock and votes 400:1 preferred stock to common stock on an as converted basis.  As such, management owns approximately 83% of our voting power and controls the Company.  As a result, management has the ability to control substantially all matters submitted to our stockholders for approval including:

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•	Election of our board of directors;

•	Removal of any of our directors;

•	Amendment of our articles of incorporation or bylaws; and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our articles of incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders.  The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock.  Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders.  In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates.  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.  Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

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We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in RMHB and could depress our stock price.

Our Articles of Incorporation authorize 800,000,000 shares of common stock, of which 496,851,504 are outstanding  as of  March 21, 2016; 1,000,000 shares of series A preferred stock, of which 1,000,000 shares are outstanding as of March 21, 2016; 5,000,000 shares of series B preferred stock, of which 0 shares are outstanding as of March 21, 2016; 2,000,000 shares of series C preferred stock, of which 1,107,607 shares are outstanding as of March 21, 2016; 2,000,000 of series D preferred stock, none of which are issued and outstanding and our Board of Directors is authorized to issue additional shares of our common stock and preferred stock.  Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Further, our shares do not have preemptive rights, which mean we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares.  Therefore, any additional sales of stock by us could dilute an existing stockholder’s ownership interest in our company.

Item 2.  Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements

This document contains certain forward- looking statements as defined by federal securities laws.  For this purpose, forward- looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by such statements.  The forward looking information is based on various factors and was derived using numerous assumptions.  For these statements, we claim the protection of the “bespeaks caution” doctrine. Such forward-looking statements include, but are not limited to:

•	Statements regarding our anticipated financial and operating results, including increases in and anticipated sources of revenues;
•	Predictions regarding the outcome of pending legal proceedings and the impact on us of pending legal proceedings;

• Statements regarding anticipated changes in expenses;

•	Statements regarding our goals, intensions, plans and expectations, including selling and marketing plans generally, the introduction of new products, and markets and locations we intend to target in the future;

• Statement regarding expanded business opportunities in FY 2017;

• Our expectation that we will sell securities on our balance sheet;

• Our expectation regarding repayment of loans;

• Expected uses of cash in FY2017; and

• Statements with respect to having adequate liquidity

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

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•   Negative changes in public sentiment towards acceptance of the use of hemp-infused drinks and other products

•   Other regulatory developments that could limit the market for our products;

•   Our ability to successfully integrate acquired entities

•   Competitive developments, including the possibility of new entrants into our primary market;

•   The loss of key personnel; and

•   Other risks discussed in this document.

All forward-looking statements in this document are based on information currently available to us as of the filing of this Registration Statement, and we assume no obligation to update any forward-looking statements other than as required by law.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.  In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Registration Statement.

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” It records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided. Payments received prior to shipment of goods are recorded as deferred revenue.

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Accounts Receivable and Allowance for Doubtful Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on the best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable and perform ongoing credit evaluations of customers and maintain an allowance for potential bad debts if required.

It is determined whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate the collectability of receivables.

Inventories

Inventories, which consist of the Company’s product held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's statements of operations.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

  Level 1 — quoted prices in active markets for identical assets or liabilities.
  Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.
  Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measure at fair value on a recurring basis.

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The change in the Level 3 financial instrument is as follows:

Balance, July 1, 2013	$126,269
Issued during the Year ended June 30, 2014	150,444
Change in fair value recognized in operations	(65,319)

Balance, June 30, 2014	$211,394
Issued during the Year ended June 30, 2015	784,377
Converted during the Year ended June 30, 2015	(1,100,218)
Change in fair value recognized in operations	11,608,504

The estimated fair value of the derivative instruments was valued using the Black-Scholes option pricing model, using the following assumptions as of June 30, 2015:

Balance, June 30, 2015	$11,504,057
Estimated Dividends	None
Expected Volatility	223% to 355%
Risk Free Interest Rate	0.90 – 0.27%
Expected Term	.01 to 1 years

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. During the year ended June 30, 2015, the Company recorded impairment of $1,024,358 relating to goodwill recognized in the acquisition disclosed in Note 11.

Share-Based Payments

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issued restricted stock to consultants and employees for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

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Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Preferred Stock

We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. We classify conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classified our preferred shares in stockholders’ equity. Our preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within our control. Accordingly all issuances of preferred stock are presented as a component of consolidated stockholders’ equity (deficit).

Advertising

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has no material uncertain tax positions.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), (ASU No. 2014-15), which requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. ASU No. 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early application is permitted.

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In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers. This guidance requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in amounts that reflect the consideration to which a company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance will be effective beginning in fiscal 2017, and early adoption is not permitted. The standard allows for either a full retrospective or a modified retrospective transition method. The Company is currently evaluating the impact of this standard, including the transition method, on its consolidated results of operations, financial position and cash flows.

As noted above, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.  This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Overview

The Company generates revenue from finished product sales to distributors (resellers). The wholesale market for the Company’s products includes all retailers in the C-Store, Mass, and Grocery channels as well as a number of specialty retail niche markets including “smoke shops” and novelty stores. Additionally, the Company has an online retail presence in partnership with Amazon.com.

Results of Operations

Year Ended June 30, 2015 Compared to Year Ended June 30, 2014

Financial Summary

RMBH incurred a net loss of $16,624,202 for the year ending June 30, 2015 versus a net loss of $314,423 for the year ending June 30, 2014. The Company was reorganized in July of 2014, under bankruptcy according to Chapter 11 of the United States Bankruptcy Code.

Our revenues for the year ending June 30, 2015, were $489,849 versus $1,448. Revenue was driven by distributor and online sales beginning late in the third quarter of fiscal year 2015.

Revenue

For the year ending June 30, 2015, revenue increased to $489,849 versus revenue of $1,448 for the year ending June 30, 2014. Revenue was driven by the launch of four beverage SKUs in March 2015. 72% of revenue was driven by distributor sales. 28% of sales were online. 2014 sales were driven by an online test sale of a predecessor brand.

Cost of Revenue

For the year ending June 30, 2015, cost of sales were $212,458 or 43% of revenue. Cost of sales is driven primarily by inventory production costs.

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Operating Expenses

Operating expenses consist of all other costs incurred during the year other than cost of revenues as discussed above.  Our operating costs increased to $4,202,804 versus operating expenses of $197, 498 for the year ending June 30, 2014. Areas in which we experienced material changes in operating expenses are discussed below.

General and Administrative

For the year ending June 30, 2015, general and administrative expense were $2,439,302, driven primarily by officer compensation, payroll expense, and consulting expense. A number of large expenses were driven by market to market calculations of equity compensated services that occurred during periods of relatively elevated trading prices on the common stock outstanding.

Advertising and Marketing

For the year ending June 30, 2015, advertising and marketing expense were $739,145. Advertising and Marketing expenses included varied promotional activities. A number of large expenses were driven by market to market calculations of equity compensated services that occurred during periods of relatively elevated trading prices on the common stock outstanding.

Goodwill Impairment

For the year ending June 30, 2015 goodwill was impaired by $1,024,358. Goodwill impairment expense was driven by a write down of mark to market value of the Smarterita acquisition.

Other (Income)/Expenses

Interest Expense

For the year ending June 30, 2015, interest expense was $1,090,285. The Company entered into a number of high interest convertible notes to fund its operations.

(Gain)/Loss in change in fair value of derivative liability

For the year ending June 30, 2015, the Company issued convertible debt and warrants to raise working capital. Since the underlying derivative, the Company’s common stock, performed well during the year ending June 30, 2015, the calculation in fair value of the derivative liability resulted in a loss of $11,608,504.

Income Taxes

For the year ending June 30, 2015, no income tax provision was accrued.

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Nine Months Ended March 31, 2016 Compared to Nine Months Ended March 31, 2015

Financial Summary

Sales

For the nine months ending March 31, 2016 revenue increased to $746,825 versus revenue of $69,102 for the nine months ending March 31, 2015. Revenue was primarily driven by increasing the number of distributors and distributor sales.

Cost of Sales

For the nine months ending March 31, 2016, cost of sales were $397,954 or 53% of revenue versus $40,266 for the nine months ending March 31, 2015. Cost of sales is driven primarily by inventory production costs including component, bottling, and packaging expenses.

Operating Expenses

General and Administrative

For the nine months ending March 31, 2016, general and administrative expense were $1,579,250, and were driven by primarily by officer compensation, payroll expense, and consulting expense.

Advertising and Marketing

For the nine months ending March 31, 2016, advertising and marketing expense were $838,940, and included varied market promotional activities

Income Taxes

For the nine months ending March 31, 2016 no income tax provision was accrued.

Other (Income)/Expenses

Interest Expense

For the nine months ending March 31, 2016, interest expense was $166,486. The Company entered into a number of high interest convertible notes to fund its operations.

(Gain)/Loss in change in fair value of derivative liability

During the nine months ending March 31, 2016, the Company exchanged approximately $1.1 million in convertible debt to Series C preferred stock (See Roy Meadows Exchange Agreement in Exhibit 10.1). This transaction, coupled with a lower stock price for the Company’s common stock, resulted in a gain in the change of fair value of derivative liability of $11,370,870.

Gain/Loss on the extinguishment of debt

The Roy Meadows Exchange Agreement created a gain on the extinguishment of debt of $945,838.

Debt Inducement Expense

Roy Meadows required warrants for common stock to be issued to him for executing the Exchange Agreement (Exhibit 10.1) valued at $3,887,618 at the time of issuance.

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Derivative Liability

The change in the Level 3 financial instrument is as follows:

Balance, July 1, 2015	$11,504,057
Issued during the Period	3,887,618
Converted during the nine months ended March 31, 2016	(2,102,681)
Change in fair value recognized in operations	(11,370,871)

Balance, March 31, 2016	$1,918,124

The estimated fair value of the derivative instruments was valued using the Black-Scholes option pricing model, using the following assumptions as of March 31, 2016:

Estimated Dividends	None
Expected Volatility	223%
Risk Free Interest Rate	0.12%
Expected Term	.01 to 1 years

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

Sales

For the three months ending March 31, 2016 revenue increased to $157,138 versus revenue of $68,383 for the three months ending March 31, 2015. Revenue was primarily driven by distributor sales.

Cost of Sales

For the three months ending March 31, 2016 cost of sales were $77,031 or 49% of revenue versus $39,763 for the three months ending March 31, 2015. Cost of sales is driven primarily by inventory production costs including component, bottling, and packaging expenses.

Operating Expenses

General and Administrative

For the three months ending March 31, 2016, general and administrative expense were $832,027, driven by primarily by officer compensation, payroll expense, and consulting expense.

Advertising and Marketing

For the three months ending March 31, 2016, advertising and marketing expense were $505,288. Advertising and marketing expenses included varied market promotional activities.

Other (Income)/Expenses

Interest Expense

For the three months ending March 31, 2016, interest expense was $14,902. The Company entered into a number of high interest convertible notes to fund its operations.

(Gain)/Loss in change in fair value of derivative liability

During the three months ending March 31, 2016, the Company exchanged approximately $1.1 million in convertible debt to Series C preferred stock (See Roy Meadows Exchange Agreement in Exhibit 10.1). This transaction, coupled with a lower stock price for the Company’s common Stock, resulted in a loss in the change of fair value of derivative liability of $414,273.

(Gain)/Loss on the extinguishment of debt

Meadows Exchange Agreement The Roy created a loss on the extinguishment of debt of $945,838.

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Income Taxes

For the three months ending March 31, 2016, no income tax provision was accrued.

Liquidity and Capital Resources

As of March 31, 2016 the Company had a working capital deficit of $959,676. Current assets consisted of cash in the amount of $155,347, accounts receivable of $95,406, inventory of $632,794, prepaid expenses of $1,755,506, and investments of $185,400. Our current liabilities as of March 31, 2016 totaled $3,835,736 and consisted of accounts payable and accrued liabilities of $684,429, notes payable of $45,319, convertible notes payable, net of discount, in the amount of $642,500, accrued interest of $45,364, deferred revenue of $500,000, and derivative liability of $1,918,124.

Year Ended June 30, 2015 Compared to Year Ended June 30, 2014

Cash flows from continuing operating activities

Net cash provided by (used in) continuing operating activities for fiscal 2015 and 2014 was ($1,385,001) and ($36,869), respectively. The change was principally driven by increased net loss during fiscal 2015 due to increased stock-based compensation of $2,256,020, increased non-cash interest expense of $966,901, impairment of goodwill of $1,024,504, disposal of equipment of $1,560, accounts receivable of $132.201, inventory of $716,329, a decrease in accounts payable of $5,905 and deferred revenue of $29,952.

Cash flows from investing activities

Net cash used for investing activities, mainly the acquisition of a van was ($14,687) for fiscal 2015.

Cash flows from financing activities

Net cash provided by financing activities was $1,495,060 for fiscal 2015 and $37,000 for fiscal 2014. The cash provided by financing activities was primarily to a net increase of $1,213,744 associated with an increase to convertible notes payable and $244,316 associated with the issuance of common stock.

Nine Months Ended March 31, 2016 Compared to Nine Months Ended March 31, 2015

Cash flows from continuing operating activities

Net cash provided by (used in) continuing operating activities for the nine months ended fiscal 2015 and 2014 was ($478,679) and ($503,595), respectively. The change was principally driven by increased net income during the nine months ended fiscal 2016 of $4,301,609 compared to a net loss for the same nine month period in fiscal 2015 of ($15,415,519), as adjusted by the differences between the two periods due to decreased stock-based compensation of $125,281, decreased non-cash interest expense of $550,435, increase in the fair market value of the derivative liability of $25,471,466, loss on the extinguishment of debt of $945,838, warrants issued for debt inducement of $3,887,618, depreciation expense of $8,199, increase in accounts receivable of $74,027, increase in inventory of $250,083, increase in accounts payable of $819,157, and increase in deferred revenue of $470,048.

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Cash flows from investing activities

Net cash used for investing activities was mainly the acquisition of a truck and van was ($45,119) for the nine months ended March 31, 2016 versus the same period for 2015 and the investment in product development of $19,400 for the nine months ended March 31, 2016.

Cash flows from financing activities

Net cash provided by financing activities was $602,819 for fiscal 2016 and $1,206,234 for fiscal 2015, resulting in a difference between the two periods of ($423,415). The cash provided by financing activities decreased due to the repayment of a convertible note of $165,000, the decrease in the proceeds from the issuance of notes payable of $363,000, the increase in the repayment of a loan from shareholder of $71,615, and the increase in the issuance of common stock of $33,000.

Material Indebtedness

Recently, our operations have been funded primarily through the issuance of convertible promissory notes, which are convertible to common stock at fixed prices ranging from $0.001 to $0.04, at discounts to market price ranging from 50% to 80%, or combinations thereof. Our ability to successfully execute our business plan is contingent upon us obtaining additional financing and/or upon realizing sales revenue sufficient to fund our ongoing expenses. Until we are able to sustain our ongoing operations through sales revenue, we intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

During 2011 and 2012, the Company entered into a series of convertible notes with six lenders aggregating $110,000. These were one-year terms notes at 12% interest and convertible to Common Stock at a conversion price of $.05 per share. As a part of the Bankruptcy Reorganization Plan confirmed in July 2014, the accrued interest on these notes was forgiven and the notes became zero interest bearing notes. During the nine months ended March 31, 2016 $40,000 of these notes were converted into 24,000,000 shares of common stock. As of March 31, 2016, the principal balance on these notes was $70,000.

In 2012, the Company entered into a $40,000 Convertible Note Payable with an individual. The notes matured one-year from the date of issuance, bear interest at 12% per annum, and is convertible into shares of Common Stock at $.001. In 2015, the lender sold and re-assigned $17,500 of this note. The new note holders converted the $17,500 of principal into 17,500,000 shares of Common Stock. As of March 31, 2016 the principal balance on these notes was $22,500.

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On March 25, 2015, the Company entered into an amended and restated convertible promissory note with Roy Meadows, which amended two previously issued notes dated February 5, 2013 and July 17, 2014. According to the terms of the note, the Company may borrow up to an aggregate of $1,500,000. The note bears interest at 12% per annum, and the holder may demand repayment of any portion of the note after one year from the effective date of the note. The note is convertible in whole or in part at a conversion price per share equal to the lesser of $.001 per share, or at an 80% discount to the average of the five lowest bid prices during the thirty trading days prior to the date of the conversion notice. Mr. Meadows is limited in his conversions whereby he may not at any time own more than 9.99% of the Company’s outstanding common stock. Mr. Meadows may, at his option, file a UCC-1 financing statement against all assets of the Company and have a guarantee and security agreement with the principal controlling for majority shareholders of the Company. On November 16, 2015, the debtholder converted $1,107,606 of principal and accrued interest into 1,107,607 shares of Preferred C Shares of the Company. Each Series C Preferred Share can be converted to 50 Shares of Common Stock.

In connection with the conversion, and as an inducement for the debtholder to convert, the Company issued him warrants to purchase 41,454,851 shares of the Company’s common stock at an exercise price per share of the lesser of $.005 or an eighty percent discount to the average of the five lowest bid prices during the 30 trading days prior to the date of exercise. The warrant may be exercised, in whole or in part, beginning on the date which is the earlier of six months from the Company becoming a Reporting Company (as defined in the warrant) or one year from the date of issuance. The warrant is for a period of 3 years, and contains customary anti-dilution provisions.

On October 5, 2014, the Company entered into a convertible note with an individual for $12,500. The note matured on October 5, 2016, bears interest at 8% per annum, and contains a conversion feature at a conversion price of $0.001 per share. On February 2, 2106, the noteholder sold the convertible note to three separate third parties who converted the notes for a total of 12,500,000 shares of Common Stock.

On February 2, 2015, the Company entered into a convertible note with an individual for $165,000 (with a $5,000 original issue discount). The note matured on May 2, 2015, which was extended to August 2, 2015, bears interest at 12% per annum, and is convertible in whole or in part at a conversion price per share equal to the lesser of $.001 per share, or at an 80% discount to the average of the five lowest bid prices during the thirty trading days prior to the date of the conversion notice. The holder is limited in his conversions, whereby, he may not at any time own more than 9.99% of the Company’s outstanding Common Stock. In August 2015, the Company repaid the note plus accrued interest.

On March 20 and March 23, 2015, the Company entered into separate Convertible note with an individual for $25,000 each. The notes mature one-year from the date of issuance, bear interest at a rate of 7% per annum, and contained a conversion feature at $.50 of the average bid price for Common Stock over a trailing 10-day period. The holders are limited in their conversions whereby they may not at any time own more than 4.9% of the Company’s outstanding common stock. As of March 31, 2016, the principal balance on the note was $50,000. The note was past due at March 31, 2016. On April 28, 2016, the individual converted the note to 2,160,105 of Common Shares. See Note 11.

On March 23, 2015, the Company entered into a convertible note with an individual for $12,500. The note matured one-year from the date of issuance, bears interest at a rate of 18% per annum, and is convertible into shares of the Company’s common stock at a conversion price of $.04 per share. The note was repaid to the individual on March 22, 2016.

In October 2015, the Company entered into a $500,000 note payable at 12% simple interest for a one year period with Roy Meadows. The note is convertible upon maturity if not paid by the company prior thereto at $0.02 per share and a 25,000,000 share maximum. There is an option to renew with a fee of 10% principle and accrued interest.

The Company has determined that the conversion feature embedded in the notes referred to above, that contain a potential variable conversion amount, constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The above notes are presented net of a discount of none and $53,013 on March 31, 2016 and June 30, 2015, respectively, on the accompanying balance sheet.

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Future Liquidity Requirements

The anticipated operational shortfall for the next twelve months is $1,200,000. For the two year period beyond the next twelve months, we anticipate securing a revolving business line of credit to finance inventory production and accounts receivable. We anticipate the line of credit needs to be between $2,000,000 and $5,000,000. This allows flexibility needed to meet short term funding needs.

Plans for Meeting Debt Obligations and Reaching Profitability

Going forward, the Company intends to fund its operations and meet its debt obligations through:

•	Generating revenue through our sales and marketing efforts in our day to day operations.
•	Raising funds through the sale of Series D preferred stock to accredited investors.
•	Selling common stock directly to accredited investors.
•	Filing our Form 10 filing to the Securities Exchange Commission (SEC). The Company believes that, as a result of becoming a reporting company, it will have better access to funds through investment bankers and others that has not been previously available.

We project increased sale revenue in the new fiscal year starting July 1, 2016. Our brands are becoming positioned and differentiated in the marketplace through various marketing techniques, such as advertising, public relations, name, and logo development that ultimately will result in sustained revenue.

We expect that our sales, as well as our operating expenses, will continue to increase as we move forward with transitioning our beverage products into new markets. As such, we will continue to explore new products to expand our brand and provide new revenue streams.

We intend to retain our future earnings in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.

The company going forward intends to achieve profitability by:

1.	Expanding our distribution channels

We believe that expanding where we sell our products will significantly boost our sales and revenues without requiring any changes to our marketing or pricing. We evaluate the effects of using online selling, wholesalers, retailers, distributors, and outside sales reps to project how each method can affect our sales volumes, profit margins, and total profits.

2.	Developing relationships

Qualified employees who promote our product or service will drive sales and revenues. Though our beverages have a distinct branding, we generally have the same target customer as other beverage brands. We have built a following with a strong customer base.

3.	Reviewing pricing strategies

We raise or lower our prices based on strategic goals. Lowering our prices can increase revenues to make up for lower margins. Raising our prices can create a higher perceived value in the minds of consumers and increase our margins. Raising our prices can also increase our revenues without increasing sales.

4.	Diversifying our offerings

As a growing company we will be adding new products and services to create growth. We study our target customers and determine a product’s market profitably, and evaluate our product portfolio.

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Off Balance Sheet Arrangements

As of December 31, 2015, we had no off-balance sheet arrangements.

Item 3.  Properties.

Real Property

At present, we do not own any property.  We currently lease approximately 4,000 square feet of office space at 9101 LBJ Freeway, Suite 200, Dallas, TX 75243. Our premises are leased for a monthly cost of $6,020. The current lease expires June 30, 2016.

We rent the following warehouse space on a month to month basis without lease agreements:

  DFW Distribution, Dallas and Mesquite, Texas – we currently rent warehouse space for RMHB beverages on a month-to-month basis at two separate locations in the Dallas area from DFW Distribution for a total of 12,000 square feet. Our monthly cost is approximately $7,000 per month.
  WaterEvent, Carrollton, Texas – we currently rent approximately 1,200 square feet for both RMHB beverages and Smarterita inventory for approximately $1,400 per month on a month-to-month basis. Since Smarterita has alcoholic content, we are required to store it at an FDA approved facility.
  K&D – Chula Vista, California. We rent 1,200 square feet for $2,000 a month on a month to month basis. We have given notice and all products will be removed.

We are currently evaluating our needs and our alternatives to both office space and warehousing our product.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of March 21, 2016, the beneficial ownership of the Company’s capital stock by each executive officer and director, by each person known to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 496,851,504 shares of common stock issued and outstanding.

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Common	Michael Welch Chief Executive Officer and Chief Financial Officer 10626 Cox Lane Dallas, TX 75229	2,400,000	(1)	1.96%
Common	Charles Smith Chief Operating Officer and Director 479 Medina Drive Highland Village, TX 75077	700,000	(1)	0.01%

Common	David Seeberger Vice President/Legal 1252 N. Selva Dallas, TX 75218	8,145,000	(1)	2.85%
Common	Jerry Grisaffi Founder/Secretary/Chairman of the Board 1115 Shores Blvd. Rockwall, TX 75087	109,950,000	(2)	6.65%
Common	Winton Morrison Director 277 Driftwood Rd., SE St. Petersburg, FL 33705	1,375,000	(1)	0.01%
Common	Total All Executive Officers and Directors – Fully Diluted Common Stock	122,570,000		24.67%
Common	Other 5% Shareholders
	Roy J. Meadows 207 Jasmine Lane Longwood, FL 32779	26,000,000	(3)	5.23%
Series A Preferred	Jerry Grisaffi Founder/Secretary/Chairman of the Board, Director	1,000,000	(2)	100.00%
Series C Preferred	Roy J. Meadows	1,107,607	(3)	100.00%

(1) Represents common stock ownership for each officer and/or director.

(2) Total for Jerry Grisaffi includes 9,950,000 shares of Common Stock, and 1,000,000 shares of Series A Preferred Stock, which are convertible to 100,000,000 shares of Common Stock. Mr. Grisaffi’s Series A Preferred Stock is entitled to cast 400,000,000 votes on all matters submitted to a vote of our shareholders. Mr. Grisaffi’s total voting power is thus 409,950,000 votes, or approximately 83% of the outstanding shares of Common Stock as of March 21, 2016.

(3) The Company has filed legal proceedings against Roy Meadows and his daughter Donna Rayburn. See Legal Proceedings.

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Item 5.      Directors and Executive Officers.

The following table sets forth, as of December 31, 2013, the name, age and positions of our executive officers and directors.

NAME	AGE	POSITION
Michael Welch	62	Chief Executive Officer/Chief Financial Officer

Paula Taylor	49	Vice President, Marketing and Strategic Planning

David Seeberger	60	Vice President, Legal and Corporate Affairs

Jerry Grisaffi	71	Founder/Secretary/Chairman of the Board of Directors

Charles Smith	59	Chief Operating Office, Director

Win Morrison	77	Director

The business background and certain other information about our directors and executive officers, as well our key employee, is set forth below:

MICHAEL WELCH – CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

Principal Occupation: CPA

Employment History:

•	January 2016 to Present: CFO, Rocky Mountain High Brands, Inc.
•	February 2016 to Present: CEO, Rocky Mountain High Brands, Inc.
•	July 2014 to December 2015: Managing CFO Partner, Aventine Hill Partners
•	July 2011 to June 2013: Independent Management Consultant, MRW Consulting
•	February 2005 to May 2011: CFO & Founder, Stephan Pyles Concepts, Ltd.

Mr. Welch brings more than thirty years of executive and financial management experience to the Rocky Mountain High Brands team. Prior to joining RMHB, Mr. Welch served as CFO Managing Partner for Aventine Hill Partners, a professional services firm from July 2014 to December 2015. Mr. Welch served as Chief Financial Officer and Consultant for multiple small cap companies in Dallas, Texas from June 2011 to June 2014. Mr. Welch was the Chief Financial Officer and one of the founders of Stephan Pyles Concepts, a Dallas-based, privately-held restaurant holding company from February 2005 to May 2011.

In the late 90’s, Mr. Welch was part of the founders group of Resources Global Professionals (RGP), a publicly-traded, international consulting firm that was initially owned by Deloitte. Prior to his involvement with RGP, for more than ten years Mr. Welch was employed by Landmark Land Company, a publicly traded multi-state real estate developer and operator of golf and tennis resorts and hotels, commercial and residential real estate, life insurance, mortgage and savings and loans. His positions included Chief Operating Officer, Vice President of Management Systems, and Controller. Mr. Welch also served as Chief Financial Officer of Oak Tree Savings Bank, a subsidiary of Landmark Land Company and a statewide savings and loan based in New Orleans, LA.

Mr. Welch is an alumnus of the audit staff at Deloitte and joined the firm immediately after earning a Bachelor of Business Administration from the University of Oklahoma. Mr. Welch is a Louisiana CPA (inactive status) and has recently completed a term on a not-for-profit board. Mr. Welch currently serves on an Advisory Board for a privately held services company with which he directed a management-led buyout from the founder of the company.

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PAULA TAYLOR – VICE PRESIDENT OF MARKETING AND STRATEGIC PLANNING

Principal Occupation: Business Management Executive

Employment History:

•	April 2016 to Present: VP, Rocky Mountain High Brands
•	September 2012 to Present: CEO/President, Dana Taylor & Associates, Inc.
•	February 2012-February 2013: Director, Legacy Measurement Solutions
•	January 2011-February 2012: Associate Director: J-W Energy Services
•	August 2009- January 2011: Director, Enerven Compression Services

Paula Taylor has more than fifteen years of management experience and executive leadership with a number of years spent in the various consumer retail industries. Her fifteen years of management experience began at Food Lion (on the East Coast), and went on to include several years at Sam’s Club and at Lowe’s Home Improvement.

In the recent decade, Ms. Taylor transitioned into the chemical manufacturing sector. She served as a senior level executive for a variety of business interests, including companies generating revenue just under one billion dollars annually. Ms. Taylor retains several professional-level certifications including an SPHR and SHRM-SCP, and she graduated with a BA in English from California State University Long Beach, and earned an MBA from Western Governor’s University in Austin, Texas.

During the last five years, Ms. Taylor navigated several professional transitions due to M&A activity. In 2014, Ms. Taylor participated in a management buy-out to divest a segment of business from J-W Energy and take a senior executive role in Legacy Measurement Solutions. During that transition period, also Ms. Taylor began to consult privately, eventually forming her own corporation (TaylorMade HR) to provide business consulting services, which she served as President and CEO. Private clients included high profile entities such as Blue Cross/Blue Shield of Texas, and the City of Houston.

Ms. Taylor is experienced in building, implementing and aligning strategic business plans with tactical strategies, supporting and streamlining M&A activities, as well as designing and implementing marketing plans for new business ventures.

CHARLES SMITH - CHIEF OPERATING OFFICER, DIRECTOR

Principal Occupation: Real Estate Developer

Employment History:

•	December 1990 to Present: Consultant/Partner, Sawyers Mill Properties
•	December 2007 to December 2014: Managing Partner, San Carlos Associates

Charles (Chuck) Smith graduated with honors from University of Texas at Dallas with a Bachelor's Degree in Economics and Finance. He has built a very successful career in the commercial real estate vertical space, and has been an active participant in real estate investment opportunities for almost 35 years. After purchasing his first building in Texas while in his twenties, real estate became his passion. Throughout his career, Chuck has been involved in the negotiation, acquisition, renovation, refinance and sale of commercial real estate investments in select major cities in Texas. He has held a variety of managerial positions in development and operations, served as general contractor on condo conversions and property restorations and had oversight responsibility for strategic development of the investments. He has served as the Managing Partner and as Manager of the General Partner in many of the investment vehicles which he has taken to the market. His areas of expertise include commercial real estate underwriting across a wide spectrum of markets, general due diligence, macro and micro market research, investment decisions, market cycles, asset allocation, risk management, cash flow and valuation analysis. He has a long term track record of transactions yielding double digit returns leveraging a variety of financing structures including fixed rate mortgage, floating rate instruments, construction financing, and AB Partnership loans.

In his thirty-five year-long professional career, Mr. Smith has consistently demonstrated his ability to effectively deliver business results. Mr. Smith is able to lead and manage business strategies specifically due to his exemplary skills in project management, innovative problem solving, and strategic leadership.

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Within the last five years, Mr. Smith has served in several key strategic roles entailing a wide-range of corporate governance. During the time period from 2007 to 2014, Mr. Smith served as a Managing Partner and Managing Member of San Carlos Associates, a multi-million-dollar investment entity located in Dallas, Texas. In addition, until the properties recently sold in 2011, Mr. Smith served as a former Managing Partner and Managing member to several investment partnerships in Midland and El Paso, Texas, with indicated values that exceed $30 million. These properties included Cornerstone Village and Villa De Madison. Similarly, Mr. Smith currently retains a partnership interest and maintains a consulting relationship at Sawyers Mill in Arlington, Texas – an entity that he has maintained a relationship with since the early 1990’s.

Due to his thirty-five years of sustaining consistent and effective strategic performance, Mr. Smith brings a high level of business acumen and practical experience to the executive team. During his professional career, he has maintained a consistent track record of successfully planning and executing large-scale multi-million-dollar projects. His strategically perceptive business insights, combined with his years of executive experience, consistently produce results that exceed stakeholder expectations. Mr. Smith’s personal abilities and years of experience serve to bring a high level of gravitas to the leadership team.

DAVID SEEMBERGER - VICE PRESIDENT, LEGAL

Principal Occupation: Attorney

Employment History:

•	2005 to Present: Attorney, Law Offices of David M. Seeberger, Esq.

David Seeberger received his B.A. from Grinnell College in Grinnell, Iowa and earned his J.D. from the University of Toledo - College of Law in Toledo, Ohio. Mr. Seeberger is admitted to practice before the Supreme Court of Texas and the United States District Courts for the Northern and Eastern Districts of Texas. He has also practiced in other State and Federal Courts on a pro hoc basis. Mr. Seeberger is also admitted to practice before the Securities and Exchange Commission (SEC).

Mr. Seeberger’s legal experience spans in excess of twenty-five years of professional practice within the Dallas, Texas area. Mr. Seeberger has been privileged to associate with and has been a partner in various small law firms throughout his legal career – for the past decade, Mr. Seeberger has been in private practice, and maintains membership in the State Bar of Texas and the Dallas Bar Association.

Mr. Seeberger’s career has included all areas of corporate and small business - due diligence, corporate and business litigation as well as the areas associated therewith, including general legal counsel for corporate, real estate and commercial bankruptcy proceedings and corporate turnaround efforts. Mr. Seeberger is an AV Preeminent rated attorney resulting from the AV Preeminent-Peer Review Rating as conducted by Martindale-Hubbell. Mr. Seeberger has been engaged, contracted with, or employed by RMHB since 2012.

Mr. Seeberger’s top skills include commercial and business litigation, civil litigation, and trial practice. In the last twenty-five years, Mr. Seeberger’s legal career has excelled in all areas of corporate and small business. During his private practice in the last five years, Mr. Seeberger also provided general legal counsel to a number of small capitalization business entities (within various industries), many of which are publicly listed/traded companies within the OTC Markets.

Due to his extensive legal experience, his wide-range of business knowledge, his years of experience with publically traded companies, and the fact that his AV Preeminent rating is the highest possible rating from the legal industry standard as defined by Martindale-Hubbell, we believe that Mr. Seeberger’s skills, attributes, and experience well-qualify him to be a member of the executive team. His professional commitment to ethical standards, and his highly respected reputation, have both been amply represented throughout his legal career.

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JERRY GRISAFFI – FOUNDER, SECRETARY and CHAIRMAN OF THE BOARD OF DIRECTORS

Principal Occupation: Business Entrepreneur

Employment History:

•	December 2003 to December 2008: President/CEO, The Tracking Company
•	December 2008 to April 2011: Retired
•	April 2011 to August 2011: Chairman of the Board, Precious Metals Exchange Corporation
•	August 2011 to November 2011: Chairman of the Board, Legends Food Corporation
•	November 2011 to July 2014, Chairman of the Board and Chief Executive Officer, Republic of Texas Brands
•	July 2014 to October 2014: Chairman of the Board, Totally Hemp Crazy, Inc.
•	October 2014 to present: Chairman of the Board, Rocky Mountain High Brands

Jerry Grisaffi is the Founder, Secretary/Treasurer and Chairman of the Board of Directors of Rocky Mountain High Brands Inc. Jerry has spent his career as an entrepreneur creating, founding, and operating various companies in Texas. Jerry is focused on raising the necessary capital to fund the growth of Rocky Mountain High Brands and promoting its sales both throughout the U.S and Internationally.

At the young age of nineteen, Jerry Grisaffi began his professional career by following his father’s footsteps in the automobile industry. After just a few short years in the industry, Mr. Grisaffi began to receive recognition for his achievements, including being named the youngest Subaru dealer in Texas.

After creating a very successful career, and investing more than twenty years in the automobile industry, Mr. Grisaffi began to consider new business opportunities. Being gifted with a unique and perceptive instincts regarding emerging consumer trends, Mr. Grisaffi began a new career trajectory – in the mid 80’s he began to explore new business ventures.

In more recent years, Mr. Grisaffi served as President and Chief Executive Officer of The Tracking Corporation from 2003 to 2008. The Tracking Corporation served as a supplier of GPS devices to several companies, including Jaguar Motor Cars. In 2010 Mr. Grisaffi acquired controlling interest of Precious Metals Exchange Corporation and became Chairman of the Board of Directors and recruited a Chief Executive Officer in April 2011. Realizing that the Company needed a new direction, Jerry changed the name to Legends Food Corporation and pursued food opportunities around Texas based products in the fall of 2011. In late 2011, the Company changed its name to Republic of Texas Brands. He pursued opportunities around Texas Barbeque and attempted to raise money to acquire Soulman’s BBQ in Texas. That acquisition did not come to completion, and then Mr. Grisaffi led the Company through a Chapter 11 Bankruptcy reorganization. After approval of the Plan of Reorganization, Mr. Grisaffi identified a new opportunity in terms of newly emerging trends in the consumer beverage market. At that point, he led the company into a new market direction with hemp-infused beverages.

As Chairman of the Board of Directors and CEO of Rocky Mountain High Brands, Mr. Grisaffi brings a high level of executive experience to the company. He has a proven track record of excellence in providing visionary leadership and strategic planning for business startups. His years of successful and innovative entrepreneurial experience provide incredible insights in terms of developing and growing RMHB as a new business initiative. Due to his wide-range of business experience, and his personal qualifications as described above, Mr. Grisaffi is uniquely and highly qualified to lead the Company as the senior executive officer.

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WINTON MORRISON - NON-OFFICER DIRECTOR

Principal Occupation: Real Estate Agent/Broker

Employment History:

•	1982 to Present: Owner/Principal Broker, Win Morrison Realty

Winton “Win” Morrison is Principal Broker and Owner of Win Morrison Realty. Mr. Morrison spent many years as an IBM executive, based in the former IBM Kingston facility. From this ideal vantage point, he observed significant areas of opportunity within the Valley. Long before he formed Win Morrison Realty, he began to formulate ways to revitalize The Hudson Valley. He operated his own retail business for a time (the Snowflake Ski Shop), and also worked as an antique dealer for most of his adult life. As a native resident of the region, and after spending his childhood in Freehold, Mr. Morrison was uniquely positioned to identify new areas of opportunity for the region.

As a component of those revitalization efforts, Mr. Morrison opened the Kingston office of Win Morrison Realty in 1982. Since then, the company has grown steadily in size, effectiveness and impact. Win Morrison Realty now has five offices to serve the region. Therefore, he naturally transitioned into a successful real estate career. Since 1982, Win Morrison Realty has steadily grown every year in size, effectiveness, and impact. Currently, the company is actively pursuing expansion into other locations within other parts of the region. In this, as in all of his endeavors, Mr. Morrison found that his greatest satisfaction came from interacting with people, and serving their needs.

With the revitalization efforts that began back in 1982 and continue into the present day, Mr. Morrison has helped shape his vision of serving the revitalization of the Hudson Valley region, and help enrich the lives of its residents.

Due to his more than thirty-four years of experience in successfully serving the needs of his community, we believe that Mr. Morrison is uniquely qualified to serve on the Board of Directors for Rocky Mountain High Brands. In addition to his years of experience as an executive in a Fortune 500 company (IBM) - during his years of service to the residents of the Hudson Valley, Mr. Winn has demonstrated quality of character as well as acute business acumen. Over the last three decades Mr. Morrison has consistently and amply demonstrated the personal characteristics necessary to envision, implement, and maintain a successful business endeavor that withstands the test of time.

Term of Office

 Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

 Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time other than the Chapter 11 bankruptcy proceeding of the Company in 2013 - 2014; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

On December 16, 2013 the Company filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, Case Number 13-36434-bjh-11. In early 2013, the Company sought to acquire a barbeque company and sought to raise capital and entered into an agreement with Empire Capital LLC (“Empire”) to assist in the raising of capital for the acquisition. By late 2013, the acquisition had fallen through due to the inability to obtain the needed financing. Empire then sued the Company claiming it was owed approximately $200,000 for its services on behalf of the Company along with additional damages. The Company disputed the claims, and filed the Chapter 11 bankruptcy to restructure its current indebtedness and to provide a framework for moving forward. On May 22, 2014 the Company filed its Disclosure Statement and Plan of Reorganization, and on July 2, 2014 a hearing was held and the Plan of Reorganization was confirmed by written order of the Bankruptcy Court dated July 11, 2014. The Company has complied with all provisions of the Order of Confirmation.

Committees of the Board

Until further determination by the board, the full board of directors will undertake the duties of the Audit Committee, Compensation Committee, and Nominating Committee.

Audit Committee

We do not have a separately designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor. Our Board of Directors, which performs the functions of an audit committee, does not have a member who would qualify as an “audit committee financial expert” within the definition of Item 407(d)(5)(ii) of Regulation S-K. We believe that, at our current size and stage of development, the addition of a special audit committee financial expert to the Board is not necessary.

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Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

-	The appropriate size of our Board of Directors;
-	Our needs with respect to the particular talents and experience of our directors;
-	The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
-	Experience in political affairs;
-	Experience with accounting rules and practices; and
-	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Code of Ethics

We currently have not adopted a code of ethics for the Board or executives.

Item 6.   Executive Compensation.

Compensation Discussion and Analysis

In 2013, the Company entered into a ten-year employment agreement with Jerry Grisaffi, Chairman of the Board of Directors. Under the agreement, we agreed to compensate Mr. Grisaffi at a rate of $125,000 per year and to a bonus of $30,000 annually, or a greater amount as approved by the Company's Board of Directors. We also issued 10,000,000 shares of Series A preferred stock, 1,000,000 shares of Series B preferred stock, and 1,500,000,000 shares of restricted common stock to Mr. Grisaffi under the terms of the agreement.

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In 2014, the Company entered into a five-year employment agreement with David M. Seeberger, Vice President – Legal. Under the agreement, we agreed to compensate Mr. Seeberger at a rate of $120,000 per year and to bonus obligations based on the profitability of the Company. We also agreed to grant Mr. Seeberger an option to purchase 2,000,000 shares of common stock for par value at any time after January 1, 2015

In January 2015, the Company entered into a five-year employment agreement with Michael Welch, Chief Financial Officer. Under the agreement, we agreed to compensate Mr. Welch at a rate of $120,000 per year and to pay a bonus based on the profitability of the Company. Mr. Welch also became Chief Executive Officer on March 1, 2016. His salary was increased to %150,000 per year. In addition, Mr. Welch received 10,000,000 warrants for common stock at a price of $.001 on January 4, 2016 that are exercisable on July 4, 2016.

Summary Compensation Table

The following table sets forth the compensation earned by Executive Officers during the last two fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Welch Chief Executive Officer and Chief Financial Officer	2015 (1) 2014	- -	-	-	-	-	-	$10,000 -	$10,000 -

Charles Smith Chief Operating Officer	2015 (2) 2014	-	-	-	-	-	-	-	-

Andrew Newsom Former Vice President, Strategy & Planning	2015 (3) 2014	-	-	-	-	-	-	-	$10,080

Paula Taylor Vice President, Marketing & Planning	2015 (4) 2014	-	-	-	-	-	-	-	-

David Seeberger Vice President, Legal	2015 (5) 2014	-	-	$33,200 -	-	-	-	-	$68,415 $6,500

Jerry Grisaffi Founder, Secretary, Chairman of the Board	2015 (6) 2014	$125,000 $125,000	-	-	-	-	-	-	$125,000 $125,000

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Narrative Disclosure to the Summary Compensation Table

The Company paid its officers as 1099 Contractors during fiscal years 2014 and 2015 due to the shortage of operating cash in the company during those time periods. All officers were converted to payroll during fiscal year 2016. Mr. Grisaffi’s employment contract calls for compensation at $120,000 per year. In 2014, he received $19,200 in compensation and in 2015, he received $16,500.

1.	Mr. Welch was employed as a 1099 contractor in December 2015 and received compensation of $10,000. Mr. Welch initially joined the Company as Chief Financial Officer on January 1, 2016 at a salary of $120,000 per year and also became Chief Executive Officer on March 1, 2016. His salary was increased to $150,000 per year. In addition, Mr. Welch received 10,000,000 warrants for common stock at a strike price of $.001 on January 4, 2016 that are exercisable on July 4, 2016.

2.	Mr. Smith was not employed by the Company in 2015. Mr. Smith is an investor in the Company, sits on the Board of Directors and is Chief Operating Officer. He has agreed to forego a salary until the Company is fully-funded. Mr. Smith was awarded 7,000,000 warrants for common stock at a strike price of $.001 on February 28, 2016 for his service on the Board of Directors.

3.	Mr. Newsom was employed by the Company as a 1099 contractor in 2015 and earned $10,080. In addition, Mr. Newsom received 4,000,000 warrants for common stock at a strike price of $.001 on January 4, 2016 that are exercisable on July 4, 2016. Mr. Newsom ended his contract with the Company in April, 2016.

4.	Ms. Taylor was not employed by the Company in 2015. Ms. Taylor is currently a 1099 contractor at a rate of $5,000 per month and will transition to full-time employment with the Company during 2016 at a salary of $100,000 per year.

5.	Mr. Seeberger’s contract specifies that he receive compensation at the rate of $120,000 per year once the Company is fully-funded and Mr. Seeberger was awarded 2,000,000 shares of the Company’s common stock valued at $33,200 at the time of issuance. Since the Company has not yet received fully-funded status, he was paid $68,415 in 2015 as a 1099 contractor and $6,500 in 2014. The Company added Mr. Seeberger to its payroll as of March 1, 2016 at a salary of $120,000 per year. In addition, Mr. Seeberger received 6,000,000 warrants for common stock at a strike price of $.001 on January 4, 2016 that are exercisable on July 4, 2016.

6.	Mr. Grisaffi’s employment contract calls for compensation at $125,000 per year which is the amounts reflected in the table above. In 2014, he received $19,200 in compensation and in 2015, he received $16,500. The Company added Mr. Grisaffi to its payroll as of March 1, 2016 at a salary of $120,000 per year.

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Outstanding Equity Awards at Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of June 30, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiry Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Michael Welch	-	-	-	-	-	-	-	-	-
Charles Smith	-	-	-	-	-	-	-	-	-
Andrew Newsom	-	-	-	-	-	-	-	-	-
David Seeberger	-	-	-	-	-	2,000,000	$.1294	-	-
Jerry Grisaffi	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors during the year ended June 30, 2015:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Smith	-	-	-	-	-	-	-
Jerry Grisaffi	-	-	-	-	-	-	-
Winton Morrison	-	-	-	-	-	-	-

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Narrative Disclosure to the Director Compensation Table

Both Charles Smith and Winton Morrison became Board Members in February 2016 and are not included in this table. As Board members, the Company agreed to issue each of them 7,000,000 warrants for the purchase of common stock at a strike price of par ($.001) and exercisable for a five year period after a one year holding period.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Except as described below, there have been no transactions or presently proposed transactions since our incorporation to which we have been a participant in which: (1) the amount involved exceeded or will exceed the lesser of: (i) $120,000, or (ii) one percent of the average of our total assets at year end for the last two completed fiscal years; and (2) any of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons, has any material interest, direct or indirect:

1.	In 2013, we entered into a ten-year employment agreement with Jerry Grisaffi, Chairman of the Board of Directors. Under the agreement, we agreed to compensate Mr. Grisaffi at a rate of $125,000 per year and to bonus obligations based on the profitability of the company. We issued 1,000,000 shares of Preferred Series A stock to Mr. Grisaffi under the terms of the agreement.

2.	In 2014, we entered into a five-year employment agreement with Thomas Shuman, our former President. Under the agreement, we agreed to compensate Mr. Shuman at a rate of $120,000 per year and to bonus obligations based on the profitability of the company. We issued 21,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock, exercisable in June 2015 to Mr. Shuman under the terms of the agreement.

3.	On February 15, 2016, the Company terminated its employment agreement with Mr. Shuman. As a part of the settlement with Mr. Shuman, the Company agreed to pay him $30,000 over a three month period commencing on March 15, 2016. In turn, Mr. Shuman agreed to the cancellation of his warrants to purchase 20,000,000 shares of common stock and returned to the Company 10,000,000 shares of common stock.

4.	As of June 30, 2015 and 2014, the Company owed a shareholder Jerry Grisaffi the amounts of $11,000 and $61,766, respectively. This loan is non-interest bearing with no set terms of repayment. The Company plans to repay the loan as cash flow permits.

5.	On March 31, 2015, the Company acquired 100% of the ownership interests of Smarterita, LLC, a Texas Limited Liability Company from Vintage Specialists, LLC and Thomas Shuman, the former President and Chief Execuive Officer of the Company. Smarterita LLC owned certain inventory defined in the agreement and the trade name "Smarterita". Consideration for the acquisition was 3,000,000 restricted shares of the Company’s common stock to the owners of Vintage Specialists, LLC for 66% of Smarterita LLC and $1,500 in cash to Thomas Shuman for his 34% of Smarterita, LLC. Prior to the series of transactions that effected the acquisition, Mr. Shuman owned 17% of Smarterita, LLC. He acquired an additional 17% from Michael Martin, who was issued 1,500,000 shares of the Company’s restricted common stock as consideration for delivery of the interests to Mr. Shuman and ultimately the Company. The acquisition was accounted for as a business combination in accordance with ASC 805 "Business Combinations". The total purchase price for the acquisition was allocated to the net tangible assets based upon their estimated fair values as set forth below. The excess of the purchase price over the net assets was recorded as goodwill. The following table summarizes the estimated fair values of the assets assumed at the acquisition date.

Inventory	$ 39,142
Goodwill	$1,024,358
Total Consideration	$1,063,500

The Company initially had considered entering into the markets served by Smarterita LLC, but has decided to refocus its efforts on other business opportunities. As of June 30, 2015, the full amount of goodwill acquired has been impaired. Vintage Specialist, LLC did not have any revenues prior to the acquisition and minimal operating expenses.

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Director Independence

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our directors. Applying the definition of independence set forth in Rule 4200(a)(15) of The NASDAQ Stock Market, Inc., we have one independent director, Winton Morrison.

Item 8.  Legal Proceedings

193rd Judicial District Court of Dallas County Texas. Rocky Mountain High Brands, Inc. (RMHB) FKA Totally Hemp Crazy, Inc. V Rodney Peterson (Peterson) and Rocky Mountain High Canada, Inc. (RMHC), Case #DC-16-01416; Date Filed: February 4, 2016.

Parties entered into a written agreement for the manufacture and supply of products produced under the Rocky Mountain High Brands, Inc. brand. The terms of the agreement are RMHB would manufacture and supply one million cans of our product FOB Memphis, Tennessee to Peterson, upon receipt of $650,000 from Peterson to RMHB to pay for the manufacture of the cans. Peterson paid $500,000 toward the $650,000 manufacture. Peterson defaulted under the terms of the agreement by failing to pay the remaining $150,000. RMHB tendered default notice, but Peterson failed to cure the default. RMHB terminated the agreement in accordance with its terms. RMHB seeks declaratory judgment that it is entitled to its profits as damages in the amount in excess of $500,000.

44th Judicial District Court of Dallas County Texas. Rocky Mountain High Brands, Inc. (RMHB) FKA Totally Hemp Crazy, Inc. V Donna Rayburn (Rayburn), Case #DC-16-02131; Date Filed: February 23, 2016.

RMHB and Rayburn entered into a convertible promissory note dated February 2, 2015 for the original principal amount of $165,000 (with a $5,000 original issue discount). On August 29. 2015, RMHB paid to Rayburn $197,773.95, representing return of principal and interested earned during the life of the loan. On February 19, 2016, Rayburn issued an additional demand of interest and penalties totaling $99,487.92. Rayburn has charged $137,261.87 in interest and penalties on a $160,000 loan for one year and 17 days for an effective annual interest rate of 85.77%. As additional consideration for the note, RMHB was required to issue a warrant to Rayburn for 10,000,000 of common stock.

Ms. Rayburn is the daughter of Roy J. Meadows (“Meadows”), and resides in his residence and is under his employ.

RMHB sued Rayburn for violation of Florida Usury Laws. RMHB seeks a cancellation of the note and additional monetary recovery in the total amount paid to Rayburn, plus additional recovery for all usurious interest charged. RMHB also seeks to void the warrant for 10,000,000 shares of common stock, which was issued under a voidable note. The amount which RMHB seeks from Rayburn is in excess of $300,000.

On March 14, 2016, RMHB amended the Rayburn suit to add Meadows as a party Defendant. RMHB has asserted usury claims in connection with $1,500,000 demand convertible note referenced below in the section pertaining to the Meadows Arbitration Claim. RMHB seeks unspecified monetary damages in connection with the Meadows Note, and further seeks cancellation of a warrant for 41,454,851 share shares of common stock issued to Meadows in connection with the Meadows Note and cancellation of the Meadows Note. RMHB also seeks additional monetary damages from Meadows for his violations of SEC and other applicable securities laws relating to the loss of value to both RMHB’s shareholders and to RMHB as a business entity. RMHB will vigorously contest all claims of Meadows and aggressively seek monetary damages against Meadows.

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During the six months ended December 31, 2015, the Company issued 68,220,350 shares of common stock for the conversion of $104,220 of convertible debt to Roy Meadows and Trinexus, Inc. (a corporation formed and controlled by Mr. Meadows to which he sold a portion of his convertible debt) prior to executing the exchange agreement to Series C preferred stock. These issuances gave Mr. Meadows in excess of 10% of the outstanding common stock, making him a Control Person.

On April 4, 2016, RMHB engaged the law firm of Allred Wilcox & Hartley PLLC to act as counsel in pursuing these claims.

Arbitration Claim of Roy J. Meadows Against Rocky Mountain High Brands, Inc. (RMHB) dated February 24, 2016.

Meadows claims a breach of an exchange agreement dated November 3, 2015. RMHB has denied the breach. Meadows has demanded that RMHB remove him as a Control Person under RMHB’s OTC Markets Disclosure Statement as of December 31, 2015 filed on January 29, 2016. Meadows has rejected the interest payment under the exchange agreement dated January 30, 2016. He has not given an explanation of his rejection. Meadows also demands the exchange of the Series C Preferred back to the original $1,500,000 convertible note. RMHB will not comply with this request without a Court Order to do so.

Meadows has initiated arbitration claiming notice of an Arbitration Claim against RMHB. RMHB has objected to this claim, as well as to the arbitration process itself. Meadows seeks damages of $2,947,093.99. He has further demanded that RMHB comply with an Agreement dated November 16, 2015 which is a part of the litigation described in the disclosure above. This agreement, which was a requirement of Meadows to execute the Exchange Agreement, requires the Company to issue warrants for common stock of 110,760,000 for not redeeming the Series C Preferred Shares by March 24, 2016.

On April 4, 2016, RMHB engaged the law firm of Allred Wilcox & Hartley PLLC to act as counsel in defending these claims.

101st Judicial District Court of Dallas County Texas, filed February 2016, DC-16-01220. Fanco Global Acquisitions, LLC v. Rocky Mountain High Brands, Inc. Suit for alleged commissions. Plaintiff seeks approximately $30,000.00 in damages, an unspecified amount in fraud damages, attorney’s fees and costs of court. RMHB will vigorously oppose the claims.

District Court, Douglas County, Colorado. 2015CV 30672. Filed June 26, 2015. Totally Hemp Crazy, Inc. and Jerry Grisaffi v. Cannalife USA, Ltd and Mark Spoone. RMHB and Grisaffi filed suit against the Defendants on claims for libel and business disparagement.

Transactions Between Jerry Grisaffi and Roy Meadows

On December 13, 2013, February 20, 2014 and August 24, 2015, Grisaffi signed three Promissory Notes in the face amount of $10,000.00 each, in favor of Meadows as Holder. Grisaffi asserts that the actual amount funded under the notes is $20,000.00.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the Pink tier of the OTC Markets Group quotation system (www.otcmarkets.com) under the trading ticker “RMHB.”  The trading price of our common stock has been extremely volatile. Further, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These kinds of broad market fluctuations may adversely affect the market price of our common stock.  For additional information, see “Risk Factors” above.

We have outstanding 1,000,000 shares of our Series A Preferred Stock, which are convertible into an aggregate of 100,000,000 shares of our common stock. We have outstanding 1,107,607 shares of our Series C Preferred Stock, which are convertible into an aggregate of 53,380,350 shares of our common stock. We have warrants to purchase up to 34,000,000 shares of our common stock.  There are no other outstanding securities convertible into shares of our common stock, or warrants or options outstanding that are exercisable for shares of our common stock.

The following table sets forth the quarterly high and low sale prices of our common stock for the two most recent fiscal years, as reported on the OTC Market Group’s quotation system.

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	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2014	$0.03	$0.002
Second Quarter 2014	$0.01	$0.005
Third Quarter 2014	$0.05	$0.01
Fourth Quarter 2014	$0.02	$0.01
First Quarter 2015	$0.18	$0.01
Second Quarter 2015	$0.29	$0.11
Third Quarter 2015	$0.14	$0.06
Fourth Quarter 2015	$0.10	$0.29

As of March 21, 2016, there were approximately 223 holders of record of our common stock .

Dividends

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation.

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Item 10.  Recent Sales of Unregistered Securities

Equity Securities Issued Quarter Ended December 31, 2013
Date	Name	Issue Price	Shares issued	Description	Exemption
			202,433,700	Beginning Balance
10/2/2013	Ionic Associates	$ 0.0001	88,000,000	Services Rendered	Section 4(2)
10/2/2013	Brett Forsythe	0.0001	98,000,000	Services Rendered	Section 4(2)
10/2/2013	Prism Associates	0.0001	100,000,000	Services Rendered	Section 4(2)
10/2/2013	Starshine Capital	0.0001	100,000,000	Services Rendered	Section 4(2)
10/2/2013	Tonertown SA	0.0001	100,000,000	Services Rendered	Section 4(2)
9/30/2013	Jerry Grisaffi	0.0001	1,500,000,000	Services Rendered	Section 4(2)
9/30/2013	Michael Welch	0.0001	500,000,000	Services Rendered	Section 4(2)
	December 31, 2013		2,688,433,700	Ending Balance

Equity Securities Issued Quarter Ended March 31, 2014
Date	Name	Issue Price	Shares issued	Description	Exemption
			2,688,433,700	Beginning Balance
	Equity Issued		0
	March 31, 2014		2,688,433,700	Ending Balance

Equity Securities Issued Quarter Ended June 30, 2014
Date	Name	Issue Price	Shares issued	Description	Exemption
			2,688,433,700	Beginning Balance
1/23/2014	Ionic Associates	$ 0.0001	(88,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
1/23/2014	Brett Forsythe	0.0001	(98,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
1/23/2014	Prism Associates	0.0001	(100,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
1/23/2014	Starshine Capital	0.0001	(100,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
1/23/2014	Tonertown SA	0.0001	(100,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
1/23/2014	Jerry Grisaffi	0.0001	(1,500,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
8/1/2014	Michael Welch	0.0001	(500,000,000)	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
	June 30, 2014		202,433,700	Ending Balance

Equity Securities Issued Quarter Ended September 30, 2014
Date	Name	Issue Price	Shares issued	Description	Exemption
			202,433,700	Beginning Balance
9/30/2014	Jerry Grisaffi	$ 0.0114	1,404,790	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
9/30/2014	David Seeberger	0.0014	145,000	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
9/30/2014	Mark Ussery	0.0114	133,620	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
9/30/2014	Walter Stock	0.0114	5,000,000	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
9/30/2014	Donna Rayburn	0.0010	12,000,000	Notes Payable Conversions	Section 4(2)
7/28/2014	Michael Witkowski	0.0141	1,000,000	Services Rendered	Section 4(2)
8/7/2014	Joel Pedraza	0.0230	100,000	Services Rendered	Section 4(2)
8/7/2014	Ronald Affee Jr.	0.0230	500,000	Services Rendered	Section 4(2)
9/30/2014	Roy J Meadows	0.0010	12,000,000	Notes Payable Conversions	Rule 506
8/15/2014	Globex Transfer	0.0280	1,333,334	Shares Sold	Section 4(2)
8/6/2014	Dennis Dooley	0.0210	5,000,000	Notes Payable Conversions	Section 4(2)
8/15/2014	Chris Dawkins	0.0237	200,000	Services Rendered	Section 4(2)
9/30/2014	Tom Shuman	0.0102	21,000,000	CEO Compensation Agreement	Section 4(2)
7/14/2014	Caught in the Web	0.0114	2,000,000	Bankruptcy Reorg Plan	Section 1145 of the Bankruptcy Code
8/21/2014	Valentine Bazaco	$ 0.0166	2,000,000	Services Rendered	Section 4(2)
8/21/2014	Cheryl Koontz	0.0166	100,000	Services Rendered	Section 4(2)
8/21/2014	David Seeberger	0.0166	2,000,000	Services Rendered	Section 4(2)
	September 30, 2014		268,350,444	Ending Balance

Equity Securities Issued Quarter Ended December 31, 2014
Date	Name	Issue Price	Shares issued	Description	Exemption
			268,350,444	Beginning Balance
10/1/2014	Roy J Meadows	0.0010	14,000,000	Notes Payable Conversions	Rule 506
10/22/2014	Salem & Khazali	0.0140	12,500,000	Notes Payable Conversions	Section 4(2)
	December 31, 2014		294,850,444	Ending Balance

Equity Securities Issued Quarter Ended March 31, 2015
Date	Name	Issue Price	Shares issued	Description	Exemption
			294,850,444	Beginning Balance
3/31/2015	Roy J Meadows	$ 0.0010	15,000,000	Notes Payable Conversions	Rule 506
3/31/2015	Donna Rayburn	0.0010	14,000,000	Notes Payable Conversions	Section 4(2)
1/30/2015	Rhino Marketing	0.0098	2,000,000	Services Rendered	Section 4(2)
3/31/2015	Roy J Meadows	0.0010	18,000,000	Notes Payable Conversions	Rule 506
2/26/2015	Yael Mayor	0.0333	5,000,000	Shares Sold	Section 4(2)
2/28/2015	Katrina Neal	0.0333	100,000	Services Rendered	Section 4(2)
3/31/2015	Donna Rayburn	0.0010	13,240,710	Notes Payable Conversions	Section 4(2)
3/23/2015	Clubs Corp	0.0800	1,750,000	Services Rendered	Section 4(2)
3/31/2015	Michael Witkowski	0.0330	500,000	Services Rendered	Section 4(2)
3/27/2015	Ann M. Wieringa	0.1568	600,000	Shares Sold	Section 4(2)
3/31/2015	William G. Ware	0.1568	400,000	Shares Sold	Section 4(2)
	March 31, 2015		365,441,154	Ending Balance

Equity Securities Issued Quarter Ended June 30, 2015
Date	Name	Issue Price	Shares issued	Description	Exemption
			365,441,154	Beginning Balance
4/20/2015	Roy J Meadows	$ 0.0010	18,500,000	Notes Payable Conversion	Rule 506
4/20/2015	Vintage Specialists	0.2495	3,000,000	Acquisition of Smarterita Brand	Section 4(2)
4/22/2015	Greenwood LLC	0.2495	500,000	Services Rendered	Section 4(2)
5/18/2015	Sarah Caroline Drnec	0.2240	5,000,000	Services Rendered	Rule 506
4/20/2015	J Michael Martin	0.2100	1,500,000	Acquisition of Smarterita Brand	Section 4(2)
4/9/2015	Eunis L Shockey	0.1568	1,000,000	Shares Sold	Section 4(2)
4/15/2015	Randall Roddy	0.1899	1,000,000	Cashless Exercise of Warrants	Section 4(2)
5/5/2015	Kenneth Henneberger	0.1568	50,000	Shares Sold	Section 4(2)
5/18/2015	Jason Robillard	0.1400	1,000,000	Services Rendered	Section 4(2)
6/30/2015	Darren Ocasio	0.1294	375,000	Services Rendered	Section 4(2)
6/30/2015	Ben Doherty	0.1294	150,000	Services Rendered	Section 4(2)
5/5/2015	Southwest Tumbleweed, Inc.	0.1568	120,000	Shares Sold	Section 4(2)
6/5/2015	Southwest Tumbleweed, Inc.	0.1568	800,000	Shares Sold	Section 4(2)
6/5/2015	Chuck Smith	0.1568	720,000	Shares Sold	Section 4(2)
6/5/2015	Sidney Shamshoian	0.1568	400,000	Shares Sold	Section 4(2)
6/5/2015	Mark Byran Austin	0.1568	800,000	Shares Sold	Section 4(2)
	June 30, 2015		400,356,154	Ending Balance

Equity Issued Quarter Ended September 30, 2015
Date	Name	Issue Price	Shares issued	Description	Exemption
			400,356,154	Beginning Balance
8/4/2015	Dennis Radcliff	$ 0.1013	4,000,000	Services Rendered	Section 4(2)
7/30/2015	Acquisition of Dollar Shot Club	0.0830	2,000,000	Product Development Acquisition	Section 4(2)
8/16/2015	Roy J. Meadows	0.0010	7,000,000	Notes Payable Conversion	Rule 506
9/10/2015	Winston Morrison	0.0740	1,375,000	Shares Sold	Section 4(2)
9/10/2015	Morgan Albright	0.0740	500,000	Shares Sold	Section 4(2)
9/10/2015	John G. Stone III	0.0740	1,250,000	Shares Sold	Section 4(2)
9/10/2015	William F. Stone	0.0740	625,000	Shares Sold	Section 4(2)
9/10/2015	Richard Winter	0.0740	1,250,000	Shares Sold	Section 4(2)
9/10/2015	Crackerjack Classic LLC	0.0740	1,500,000	Services Rendered	Section 4(2)
	September 30, 2015		419,856,154	Total Shares Outstanding

Equity Issued Quarter Ended December 31, 2015
Date	Name	Issue Price	Shares issued	Description	Exemption
			419,856,154	Beginning Balance
10/12/2015	Chet 5 Broadcasting	$ 0.0815	300,000	Services Rendered	Section 4(2)
10/16/2015	TriNexus Corp	0.0010	12,000,000	Notes Payable Conversion	Rule 506
10/22/2015	Roy J. Meadows	0.0010	20,000,000	Notes Payable Conversion	Rule 506
11/9/2015	Roy J. Meadows	0.0010	25,220,350	Notes Payable Conversion	Rule 506
10/13/2015	BB Winks LLC	0.0830	1,000,000	Services Rendered	Section 4(2)
	December 31, 2015		478,376,504	Total Shares Outstanding

Equity Issued Quarter Ended March 31, 2016
Date	Name	Issue Price	Shares issued	Description	Exemption
			478,376,504	Beginning Balance
1/12/2016	Rhino Marketing	$ 0.0335	1,750,000	Services Rendered	Section 4(2)
1/12/2016	Dennis Radcliffe	0.0335	9,250,000	Notes Payable Conversion	Rule 506
1/12/2016	John Garrison	0.0335	1,500,000	Notes Payable Conversion	Rule 506
1/12/2016	Crackerjack Classic	0.0335	9,250,000	Notes Payable Conversion	Rule 506
2/2/2016	Kathryn Doughtery	0.2900	4,500,000	Notes Payable Conversion	Rule 506
2/2/2016	Kenneth Radcliffe	0.2900	3,000,000	Notes Payable Conversion	Rule 506
2/2/2016	Howie Dordian	0.2900	5,000,000	Notes Payable Conversion	Rule 506
2/2/2016	Mitchell Rapport	0.2900	125,000	Services Rendered	Section 4(2)
3/3/2016	Scott Rademacher	0.0305	50,000	Services Rendered	Section 4(2)
3/3/2016	Brian Laudenback	0.0305	50,000	Services Rendered	Section 4(2)
3/23/2016	Thomas Shuman		(10,000,000)	Shares Returned	Settlement Agreement
3/23/2016	Jason Robillard		(1,000,000)	Shares Returned	Settlement Agreement
	March 31, 2015		501,851,504	Total Shares Outstanding

46

With regard to all shares issued pursuant to Rule 506 under Regulation D and/or under Section 4(2) of the Securities Act, the Company engaged in no general solicitation or advertising with the respect to such issuances and no such issuances were a part of any public offering or distribution. Shares issued pursuant to Section 1145 of the Bankruptcy Code were issued in exchange for claims against, or interests in, the Company, within the meaning of the bankruptcy code.

Item 11.  Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of 800,000,000 shares of common stock, with a par value of $0.001 per share, 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share, 5,000,000 shares of Series B Preferred Stock, 2,000,000 shares of Series C Preferred Stock, par value $1.00 per share, and 2,000,000 shares of Series D Preferred Stock, par value $0.001 per share.

Common Stock

As of March 21, 2016, there were 496,851,504 shares of our common stock issued and outstanding.  Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Series A Preferred Stock

Our class of Series A Preferred Stock consists of one million authorized shares. Holders of Series A Preferred Stock are entitled to cast four hundred (400) votes for every one (1) share of Series A Preferred Stock held. All shares of Series A Preferred Stock are automatically convertible to common stock at a ratio of 100 for 1, conditional upon the Company’s Articles of Incorporation having an adequate number of authorized but unissued shares of common stock to allow for such conversion. With respect to rights upon liquidation or dissolution of the Company, shares of Series A Preferred Stock rank junior to the Series C Preferred Stock and senior to the Series B Preferred Stock and the common stock.

Series C Preferred Stock

Our class of Series C Preferred Stock consists of two million authorized shares. Series C Preferred shares have no voting rights, and rank senior to all other classes of capital stock in rights upon liquidation or dissolution of the Company. Shares of Series C Preferred Stock are valued at $1.00 per share and are exchangeable with the Company at that value upon further written agreement. Shares of Series C Preferred Stock accrued dividends at the rate of 12% per year, payable quarterly. All shares of Series C Preferred Stock are automatically convertible, at the sole option of the holder, to common stock at a ratio of 50 for 1, conditional upon the Company’s Articles of Incorporation having an adequate number of authorized but unissued shares of common stock to allow for such conversion.

47

Item 12.  Indemnification of Directors and Officers

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

“1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.   A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

48

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  Receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)   Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

49

Item 13.  Financial Statements and Supplementary Data.

Index to Financial Statements:

Audited Financial Statements:
F-1	Report of Independent Registered Public Accounting Firm
F-2	Balance Sheets as of June 30, 2015 and 2014;
F-3	Statement of Operations for the years ended June 30, 2015 and 2014;
F-4	Statement of Cash Flows for the years ended June 30, 2015 and 2014;
F-5	Statement of Changes in Shareholder's Equity (Deficit) for the years ended June 30, 2015 and 2014; and
F-6	Notes to Financial Statements.

Unaudited Condensed Interim Financial Statements
F-18	Balance Sheets as of March 31, 2016 (unaudited) and June 30, 2015
F-19	Statements of Operations (Unaudited) for the three-month andnine month periods ended March 31, 2016 and 2015
F-20	Statements of Cash Flows (Unaudited) for the nine-month periods ended March 31, 2016 and 2015
F-21	Notes to Condensed Interim Financial Statements (unaudited)

50

Paritz & Company, P.A
Certified Public Accountants

15 Warren Street, Suite 25
Hackensack, New Jersey 07601
(201) 342-7753
Fax: (201) 342-7598
E-Mail: PARITZ@paritz.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTINGFIRM

To the Board of Directors and Stockholders
Rocky Mountain High Brands, Inc.

We have audited the accompanying balance sheets of Rocky Mountain High Brands, Inc.(formerly known as Totally Hemp Crazy, Inc) as of June 30, 2015 and 2014 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended June 30, 2015 and 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rocky Mountain High Brands, Inc.as of June 30, 2015 and 2014, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As disclosed in note 3 to the financial statements the Company has a stockholders deficit of $11,177,357, an accumulated deficit of $19,204,108 at June 30, 2015, and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ ***Paritz & Company, P.A.***

Hackensack, New Jersey
December 21, 2015

F-1

Rocky Mountain High Brands, Inc.
(Formerly Known as Totally Hemp Crazy, Inc.)
Balance Sheets

	June 30, 2015	June 30, 2014
ASSETS
Current Assets
Cash	$95,726	$354
Accounts Receivable	132,201	-
Inventory	755,471	-
Prepaid Expense	988,026	916,667
Total current assets	1,971,424	917,021

Property and Equipment, net	14,687	1,560

TOTAL ASSETS	$1,986,111	$918,581

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts Payable and Accrued Liabilities	$193,013	$436,455
Loans From Shareholders	11,000	61,766
Convertible Notes Payable, net of debt discount	1,303,989	204,002
Accrued Interest	121,457	59,333
Deferred Revenue	29,952	-
Derivative Liability	11,504,057	211,394
Total current liabilities	13,163,468	972,950

Stockholders’ deficit
Preferred Stock - Series A - Par Value of $.001; 1,000,000 shares authorized as of June 30, 2015 and 2014; 1,000,000 shares issued and outstanding as of June 30, 2015 and 2014	1,000	1,000
Preferred Stock - Series B - Par Value of $.001; 5,000,000 shares authorized as of June 30, 2015 and 2014; No shares outstanding as of June 30, 2015 and 2014	0	0
Common Stock - Par Value of $.001; 600,000,000 shares authorized as of June 30, 2015; 400,356,154 shares issued and outstanding as of June 30, 2015; 9,000,000,000 shares authorized as of June 30, 2014; 202,433,700 shares issued and outstanding as of June 30, 2014	400,356	202,434
Additional Paid In Capital	7,625,395	2,322,103
Accumulated Deficit	(19,204,108)	(2,579,906)
Total stockholders’ deficit	(11,177,357)	(54,369)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,986,111	$918,581

The Accompanying Notes are an Integral Part of the Financial Statement.

F-2

Rocky Mountain High Brands, Inc.
(Formerly Known as Totally Hemp Crazy, Inc.)
Statements of Operations

	Year Ended
	June 30, 2015	June 30, 2014
Sales	$489,849	$1,448

Cost of Sales	212,458	359

Gross Profit	277,391	1,089

Operating Expenses
General and Administrative	2,439,302	197,498
Advertising and Marketing	739,145	-
Goodwill Impairment	1,024,358	-
Total Operating Expenses	4,202,805	197,498

Loss from Operations	(3,925,414)	(196,409)

Other (Income)/Expenses:
Interest Expense	1,090,285	183,333
(Gain)/Loss on on change in fair value or derivative liability	11,608,504	(65,319)
Total Other (Income)/Expenses:	12,698,789	118,014

Loss before provision for income taxes	(16,624,203)	(314,423)

Income tax provision	-	-

Net Loss	$(16,624,203)	$(314,423)

Loss per share - basic and diluted
Loss Per Common Share	$(0.05)	$(0.00)

Weighted Average Common Shares Outstanding	311,490,363	202,433,700

The Accompanying Notes are an Integral Part of the Financial Statement.

F-3

Rocky Mountain High Brands, Inc.
(Formerly Known as Totally Hemp Crazy, Inc.)
Statements of Cash Flow

	Year Ended
	June 30, 2015	June 30, 2014
Operating Activites:
Net Income	($16,624,202)	($314,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,339,353	83,333
Non-cash interest expense	1,089,909	123,008
Impairment of goodwill	1,024,358	—
(Gain)/Loss on change in fair value of deriviative liability	11,608,504	(65,319)
Disposal of equipment	1,560	—
Changes in operating assets and liabilities:
Accounts Receivable	(132,201)	—
Inventory	(716,329)	—
Accounts Payable	(5,905)	136,532
Deffered Revenue	29,952	—

NET CASH USED IN OPERTATING ACTIVITIES	(1,385,001)	(36,869)

Investing Activites:
Acquisition of equipment	(14,687)	—
NET CASH USED IN INVESTING ACTIVITIES	(14,687)	—

Financing Activities:
Proceeds from issuance of convertible notes	1,250,744	37,000
Proceeds from issuance of common stock	244,316	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,495,060	37,000

INCREASE IN CASH	95,372	131

CASH - BEGINNING OF YEAR	354	223

CASH - END OF YEAR	$95,726	$354

Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

Supplemental disclosure of non-cash financing and investing activities:
Derivative liability incurred for debt discount	$288,000	$—
Common stock issued for acquisition	$1,063,500	$—
Common stock issued for conversion of debt	$1,223,700	$—
Derivative liability relieved upon conversion of related debt	$1,100,218	$—
Convertible debt converted to shares of common stock	$115,740	$—

The Accompanying Notes are an Integral Part of the Financial Statement.

F-4

Rocky Mountain High Brands, Inc.
(Formerly Known as Totally Hemp Crazy, Inc.)
Statement of Shareholder's Equity

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, June 30, 2013	202,433,700	$202,434	1,000,000	$1,000	$2,322,103	($2,265,483)	$260,054

Net Loss for year ended June 30, 2014						(314,423)	(314,423)

Balance, June 30, 2014	202,433,700	202,434	1,000,000	1,000	2,322,103	(2,579,906)	(54,369)

Shares issued for settlement of debt	8,683,410	8,683			279,619		288,302

Shares issued for acquisition	4,500,000	4,500			1,059,000		1,063,500

Shares issued to CEO compensation	21,000,000	21,000			193,200		214,200

Shares issued for services rendered	18,275,000	18,275			1,904,571		1,922,846

Shares issued upon conversion of convertible notes	115,740,714	115,741			1,107,959		1,223,700

Beneficial conversion feature of convertible note	0	0			12,500		12,500

Warrants issued for services and debt costs	0	0			531,850		531,850

Cashless Exercise of Warrants	18,500,000	18,500			(18,500)		0

Issuance of common stock for cash	11,223,330	11,223			233,093		244,316

Net Loss for year ended June 30, 2015						(16,624,202)	(16,624,202)

Balance, June 30, 2015	400,356,154	$400,356	1,000,000	$1,000	$7,625,395	($19,204,108)	($11,177,357)

The Accompanying Notes are an Integral Part of the Financial Statement.

F-5

Rocky Mountain High Brands, Inc.

(Formerly Totally Hemp Crazy, Inc.)

Notes to Financial Statements

For the Fiscal Years Ended June 30, 2015 and June 30, 2014

NOTE 1 - Business

Rocky Mountain High Brands, Inc. (“RMHB” or the “Company”) was incorporated under the laws of the State of Nevada. On July 17, 2014, the Company changed its name from Republic of Texas Brands Incorporated to Totally Hemp Crazy, Inc and on October 23, 2015, the Company changed its name to Rocky Mountain High Brands, Inc.

RMHB has developed and is currently selling in the marketplace a lineup of five “hemp-infused” beverages through its nationwide distributor network and online.  The Company is launching a hemp-infused Energy Bar, Protein Bar and Chia Crisp Bar.

On December 16, 2013, the Company filed a petition under Chapter 11 of the Bankruptcy Code in the United Stated Bankruptcy Court for the Northern District of Texas (the “Court”). On July 11, 2014, the Court entered an order confirming the Company’s Amended Plan of Reorganization.

NOTE 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of the Company’s estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

F-6

Revenue Recognition

The Company follows the guidance of the Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition.” It records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns has been provided. Payments received prior to shipment of goods are recorded as deferred revenue.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on the best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support accounts receivable and perform ongoing credit evaluations of customers and maintain an allowance for potential bad debts if required.

It is determined whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. The Company may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate the collectability of receivables.

Inventories

Inventories, which consist of the Company’s product held for resale, are stated at the lower of cost, determined using the first-in, first-out, and net realizable value. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

If the Company identifies excess, obsolete or unsalable items, its inventories are written down to their realizable value in the period in which the impairment is first identified. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of sales in the Company's statements of operations.

F-7

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

  Level 1 — quoted prices in active markets for identical assets or liabilities.
  Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.
  Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measure at fair value on a recurring basis.

The change in the Level 3 financial instrument is as follows:

Balance, July 1, 2013	$126,269
Issued during the Year ended June 30, 2014	150,444
Change in fair value recognized in operations	(65,319)

Balance, June 30, 2014	$211,394
Issued during the Year ended June 30, 2015	784,377
Converted during the Year ended June 30, 2015	(1,100,218)
Change in fair value recognized in operations	11,608,504

F-8

The estimated fair value of the derivative instruments were valued using the Black-Scholes option pricing model, using the following assumptions as of June 30, 2015:

Balance, June 30, 2015	$11,504,057
Estimated Dividends	None
Expected Volatility	223% to 355%
Risk Free Interest Rate	0.90 – 0.27%
Expected Term	.01 to 1 years

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. During the year ended June 30, 2015, the Company recorded impairment of $1,024,358 relating to goodwill recognized in the acquisition disclosed in Note 11.

Share-based Payments

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values, in accordance with FASB ASC Topic 718. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issued restricted stock to consultants and employees for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is to be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

F-9

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 “Derivatives and Hedging Activities”. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Preferred Stock

We apply the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. We classify conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. At all other times, we classified our preferred shares in stockholders’ equity. Our preferred shares do not feature any redemption rights within the holders’ control or conditional redemption features not within our control. Accordingly all issuances of preferred stock are presented as a component of consolidated stockholders’ equity (deficit).

Advertising

Advertising and marketing expenses are charged to operations as incurred.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

F-10

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has no material uncertain tax positions.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standard Update No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), (ASU No. 2014-15), which requires management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. ASU No. 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early application is permitted.

In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, Revenue from Contracts with Customers. This guidance requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in amounts that reflect the consideration to which a company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance will be effective beginning in fiscal 2017, and early adoption is not permitted. The standard allows for either a full retrospective or a modified retrospective transition method. The Company is currently evaluating the impact of this standard, including the transition method, on its consolidated results of operations, financial position and cash flows.

NOTE 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a shareholders’ deficit of $11,177,357 and an accumulated deficit of $19,204,108 at June 30, 2015, and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue raising capital from third parties.

F-11

NOTE 4 – Property and Equipment

As of June 30, 2014, Property and Equipment consisted of one personal computer at a book value of $1,560. As of June 30, 2015, Property and Equipment consisted of one truck purchased in May 2015 at a value of $14,687. The personal computer was disposed of during the year ended June 30, 2015.

NOTE 5 – Convertible Notes Payable

During 2011 and 2012, the Company entered into a series of convertible notes with six lenders aggregating $110,000. These were one-year terms notes at 12% interest and convertible to Common stock at a conversion price of $.05 per share. As a part of the Bankruptcy Reorganization Plan confirmed in July 2014, the accrued interest on these notes was forgiven and the notes became zero interest bearing notes. As of June 30, 2015 and 2014 the principal balance on these notes was $110,000.

In 2012, the Company entered into a $40,000 Convertible Note Payable with an individual. The notes matured one-year from the date of issuance, bears interest at 12% per annum and is convertible into shares of Common stock at $.001. In 2015, the lender sold and re-assigned $17,500 of this note. The new note holders converted the $17,500 of principal into 17,500,000 shares of Common stock. As of June 30, 2015 and 2014 the principal balance on these notes was $22,500 and $40,000, respectively

On March 25, 2015, the Company entered into an amended and restated convertible promissory note with an individual, which amended two previously issued notes dated February 5, 2013 and July 17, 2014. According to the terms of the note, the Company may borrow up to an aggregate of $1,500,000; the note bears interest at 12% per annum, and the holder may demand repayment of any portion of the note after one year from the effective date of the note. The note is convertible in whole or in part at a conversion price per share equal to the lesser of $.001 per share, or at an 80% discount to the average of the five lowest bid prices during the thirty trading days prior to the date of the conversion notice. The holder is limited in his conversions whereby he may not at any time own more than 9.99% of the Company’s outstanding common stock. The holder may, at his option, file a UCC-1 financing statement against all assets of the company and have a guarantee and security agreement with the principal controlling or majority shareholders of the Company. During the year ended June 30, 2014 and 2015, the holder advanced an aggregate of $72,000 and $1,015,744, respectively. During the year ended June 30, 2015, the holder converted $98,241 of principle into 98,240,710 shares of the Company’s common stock. At June 30, 2015 and 2014 the principal balance of the note was $989,503 and $72,000 respectively. This note was exchanged for Series C Preferred Shares on November 16, 2015. See Note 12 (A).

F-12

On October 5, 2014, the Company entered into a convertible notes with an individual for $12,500. The note matures on October 5, 2015, bears interest at 8% per annum and contains a conversion feature at a conversion price per share, which is 20% of the average bid price of Common stock over a trailing 10-day period. As of June 30, 2015 the principal balance on the note was $12,500.

On February 2, 2015, the Company entered into a convertible notes with an individual for $165,000 (with a $5,000 original issue discount). The note matured on May 2, 2015, which was extended to August 2, 2015, bears interest at 12% per annum and is convertible in whole or in part at a conversion price per share equal to the lesser of $.001 per share, or at an 80% discount to the average of the five lowest bid prices during the thirty trading days prior to the date of the conversion notice. The holder is limited in his conversions whereby he may not at any time own more than 9.99% of the Company’s outstanding common stock. As of June 30, 2015, the principal balance on the note was $165,000, and was fully repaid with interest in August 2015. See Note 12 (B).

On March 20 and 23, 2015, the Company entered into separate Convertible notes with an individual and his wife for $25,000 each. The notes mature one-year from the date of issuance, bear interest at a rate of 7% per annum and contained a conversion feature at 50% of the average bid price for Common stock over a trailing 10-day period. The holders are limited in their conversions whereby they may not at any time own more than 4.9% of the Company’s outstanding common stock. As of June 30, 2015 the principal balance on the notes was $50,000.

On March 23, 2015, the Company entered into a convertible note with an individual for $12,500. The note mature one-year from the date of issuance, bears interest at a rate of 18% per annum is convertible into shares of the Company’s common stock at a conversion price of $.04 per share. As of June 30, 2015 the principal balance on the note was $12,500.

The Company has determined that the conversion feature embedded in the notes referred to above that contain a potential variable conversion amount constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The Company recorded $400,380 and $113,443 of interest expense for the years ended June 30, 2015 and 2014, respectively, at the inception of the notes relating to the excess of derivative value over the face of the notes. The above notes are presented net of a discount of $53,013 and $17,998 at June 30, 2015 and 2014, respectively, on the accompanying balance sheet.

NOTE 6 – Related Party

As of June 30, 2015 and 2014, the Company owed a shareholder the amounts of $11,000 and $61,766, respectively. This loan is non-interest bearing with not set terms of repayment. The Company plans to repay the loan as cash flow permits.

F-13

NOTE 7 – Shareholders’ Deficiency

Common Stock:

On July 7, 2013, the Company amended its Article of Incorporation to raise its authorized shares of Common stock from 400,000,000 to 5,000,000,000 shares.

On August 1, 2014, the Company amended its Articles of Incorporation to reduce the number of authorized shares to 400,000,000.

On February 2, 2015, the Company amended its Articles of Incorporation to increase the number of authorized shares to 600,000,000.

During the year ended June 30, 2015, the Company issued the following shares of common stock:

As a part of the Plan of Reorganization executed by the Bankruptcy Court in Dallas County, Texas in July 2014, the Company issued 8,683,410 shares of common stock as settlements of certain liabilities of the Company.

In March 2015, the Company issued 4,500,000 shares of common stock to acquire the assets of Smarterita LLC, valued at $1,063,500 (See Note 11).

The Company entered into a five-year employment agreement with Thomas Shuman to provide services as President and Chief Executive Officer of the Company. As a part of that agreement, the Company issued Mr. Shuman 21,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock. The shares of common stock were valued at $214,200 and the warrants were valued at $265,925. The value has been recorded as a prepaid expense and is being amortized over the life of the employment agreement.

The Company issued 17,275,000 shares of common stock to various individuals who performed services for the Company during the year. The services were recorded at the fair value of the shares of common stock at the measurement date that the shares were issued which aggregated $1,922,846.

Warrants of 18,500,000, issued to a note holder as a part of a convertible debt agreement, were exercised during 2015 on a cashless basis.

Various individuals purchased 11,223,330 shares of common stock during the year for gross proceeds of $244,316

F-14

During the year ended June 30, 2015, noteholders converted $115,741 of principal into 115,740,710 shares of common stock in accordance with the conversion terms of the notes.

Preferred Stock:

On July 7, 2013, the Company amended its Articles of Incorporation to create Preferred A and Preferred B stock. The Company authorized 10,000,000 shares of Preferred A and 2,000,000 shares of Preferred B stock.

On August 1, 2014, the Company amended its Articles of Incorporation to reduce the Preferred A authorized shares from 10,000,000 to 1,000,000 shares. The same Amendment increased the Preferred B shares authorized from 2,000,000 to 9,000,000 shares authorized.

As of June 30, 2015 and 2014, the Company has outstanding 1,000,000 shares of Preferred A shares, which were previously issued to the Company’s chairman in connection with his employment agreement (see Note 10). The fair value of the shares was recorded as a prepaid expense and is being amortized over the life of the agreement.

Note 8 – Concentrations

During the year ended June 30, 2015, the Company’s two largest customers accounted for approximately 27% and 26% of sales, respectively.

Note 9 – Income Taxes

The reconciliation of income tax benefit at the U.S. statutory rate of 34% to the Company’s effective rate for the periods presented is as follows:

	2015	2014
U.S federal statutory rate	(34%)	(34%)
State income tax, net of federal benefit	(0.0%)	(0.0%)
Increase in valuation allowance	34%	34%
Income tax provision (benefit)	0.0%	0.0%

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of June 30, 2015 and 2014 are as follows:

June 30 2015, and 2014

	2015	2014
Deferred Tax Assets
Net Operating Losses	$2,040,000	$680,000
Less: Valuation Allowance	$(2,040,000)	$(680,000)

F-15

As of June 30, 2015, the Company had approximately $6,000,000 of federal and state net operating loss carryovers ("NOLs"), which begin to expire in 2027. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against the entire deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 10 – Commitments

The Company is committed under an operating lease for its premises. The lease calls for monthly payments of $6,020. The lease expires December 31, 2015.

The Company has entered into employment agreement with the following officers:

In 2013, the Company entered into a ten-year employment agreement with Jerry Grisaffi, Chairman of the Board of Directors. Under the agreement, the Company agreed to compensate Mr. Grisaffi at a rate of $125,000 per year and to bonus obligations based on the profitability of the Company. The Company issued 1,000,000 shares of Preferred Series A stock to Mr. Grisaffi under the terms of the agreement.

In 2014, the Company entered into a five-year employment agreement with Thomas Shuman, President. Under the agreement, the Company agreed to compensate Mr. Shuman at a rate of $120,000 per year and to bonus obligations based on the profitability of the Company. The Company issued 21,000,000 shares of common stock and warrants to purchase 20,000,000 shares of common stock, exercisable in June 2015 to Mr. Shuman under the terms of the agreement. The fair values of the shares and warrants issued have been recorded as a prepaid expense and are being amortized over the life of the employment agreement.

NOTE 11 – Acquisition

On March 31, 2015, the Company acquired certain assets from Vintage Specialists, LLC. The purchased assets included certain inventory defined in the agreement and the trade name "Smarterita".  Consideration for the acquisition was 4,500,000 restricted shares of the Company’s common stock. The acquisition is being accounted for as a business combination in accordance with ASC 805 "Business Combinations".  The total purchase price for the acquisition was allocated to the net tangible assets based upon their estimated fair values as of March 31, 2015 as set forth below.  The excess of the purchase price over the net assets was recorded as goodwill. The following table summarizes the estimated fair values of the assets assumed at the acquisition date.

F-16

Inventory	$39,142
Goodwill	$1,024,358
Total Consideration	$1,063,500

The Company initially had considered entering into the markets served by Smarterita Brands, but has decided to refocus its efforts on other business opportunities. As of June 30, 2015, the full amount of goodwill acquired has been impaired.

Vintage Specialist, LLC did not have any revenues prior to the acquisition and minimal operating expenses. Pro forma historical results have not been presented since they would not be material to the financial statements.

NOTE 12 – Subsequent Events

A.	Series C Preferred Shares and Convertible Note Exchange

The Company amended its Articles of Incorporation as of November 13, 2015 to create a Series C preferred shares, which are 12% interest bearing, cumulative, exchangeable, redeemable, non-voting, convertible preferred stock. Authorized shares will be 2,000,000 shares authorized.

On November 16, 2015, the Company exchanged $1,107,607 of the principal balance of a convertible note payable and accrued interest for same number of newly created preferred C shares. Each Series C preferred share can be converted to 50 shares of common stock.

B.	Purchase and Sale of Asset

On July 17, 2015, the Company acquired all of the assets of Dollar Shots Club, LLC in consideration of 2,000,000 shares of the Company’s common stock. On September 18, 2015 the Company sold these assets to Dollar Shots Club, Inc in exchange for 5,000,000 shares of Dollar Shots Club, Inc common stock.

C.	Debt Repayment

On August 29, 2015, the Company repaid a convertible note payable and accrued interest of $197,734 to one of its debtholders.

D.	Borrowings

In October 2015, the Company entered into a $500,000 note payable at 12% simple interest for a one-year period.

E.	Name Change

On Oct 23, 2015, the Company changed its name from Totally Hemp Crazy, Inc to Rocky Mountain High Brands, Inc.

F-17

Rocky Mountain High Brands, Inc.
Balance Sheets
(Unaudited)

	March 31, 2016	June 30, 2015

ASSETS
Current Assets
Cash	$155,347	$95,726
Accounts Receivable	95,406	132,201
Inventory	632,794	755,471
Prepaid Expense	1,755,506	988,026
Investments	185,400	—
Total Current Assets	2,824,453	1,971,424

Property and Equipment, net	51,607	14,687

Total Assets	$2,876,060	$1,986,111

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Liabilities	$684,429	$193,013
Loans from Shareholders	45,319	11,000
Convertible Notes Payable, net of debt discount	642,500	1,303,989
Accrued Interest	45,364	121,457
Deferred Revenue	500,000	29,952
Derivative Liability	1,918,124	11,504,057
Total current liabilities	3,835,736	13,163,468

Stockholders' Equity
Preferred Stock - Series A - Par Value of $.001 1,000,000 shares authorized 1,000,000 shares issued and outstanding as of March 31, 2016 and June 30, 2015	1,000	1,000
Preferred Stock - Series B - Par Value of $.001 9,000,000 shares authorized No shares outstanding as of December 31, 2015 and June 30, 2015	—	—
Preferred Stock - Series C - Par Value of $.001 2,000,000 shares authorized 1,107,607 and zero shares issued and outstanding as of March 31, 2016 and June 30, 2015 respectively	1,107	—
Preferred Stock - Series D - Par Value of $.001 2,000,000 shares authorized No shares outstanding as of March 31, 2016 and June 30, 2015	—	—
Common Stock - Par Value of $.001 800,000,000 shares authorized 501,851,504 and 400,356,154 shares issued and outstanding as of March 31, 2016 and June 30, 2015 respectively	501,852	400,356
Additional Paid In Capital	13,438,864	7,625,395
Accumulated Deficit	(14,902,499)	(19,204,108)
Total Stockholders' Defficit	(959,676)	(11,177,357)

TOTAL LIABILITIES AND STOCKHOLDERS DEFICIT	$2,876,060	$1,986,111

The Accompanying Notes are an Integral Part of the Financial Statement.

F-18

Rocky Mountain High Brands, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Nine Months Ended March 31, 2016	Nine Months Ended March 31, 2015

Sales	$157,138	$68,383	$746,825	$69,102

Cost of Sales	77,031	39,763	397,954	40,266

Gross Profit	80,107	28,620	348,871	28,835

Operating Expenses
General and Administrative	832,027	171,948	1,579,250	349,147
Advertising and Marketing	505,288	259,058	838,940	313,050
Total Operating Expenses	1,337,315	431,006	2,418,190	662,197

Loss from Operations	(1,257,208)	(402,386)	(2,069,319)	(633,361)

Other (Income)/Expenses
Interest Expense	14,902	514,569	166,486	681,562
Debt Inducement Expense	—	—	3,887,618	—
Loss on extinguishment of debt	945,838	—	945,838	—
(Gain) Loss on change in fair value of derivative liabilitiy	(414,273)	12,189,965	(11,370,870)	14,100,596

Total Other (Income)/Expenses:	546,467	12,704,534	(6,370,928)	14,782,158

Income (Loss) before provision for income taxes	(1,803,675)	(13,106,921)	4,301,609	(15,415,519)

Income tax provision	—	—	—	—

Net Income (Loss)	$(1,803,675)	$(13,106,921)	$4,301,609	$(15,415,519)

Income per share - Basic and diluted

Income per common share	$(0.00)	$(0.04)	$0.01	$(0.06)

Weighted average common shares outstanding	481,293,930	329,611,660	468,300,510	251,904,513

The Accompanying Notes are an Integral Part of the Financial Statement.

F-19

Rocky Mountain High Brands, Inc.
Statement of Cash Flows
(Unaudited)

	Nine Months Ended March 31, 2016	Nine Months Ended March 31, 2015
OPERATING ACTIVITIES
Net Income (Loss)	$4,301,609	$(15,415,519)
Adjustments to reconcile Net Income to Net Cash provided by operations:
Non-cash interest expense	131,127	681,562
Stock-based Compensation	496,866	622,147
(Gain)/Loss on change in fair value of derivative liability	(11,370,870)	14,100,596
(Gain)/Loss on extinguishment of debt	945,838	—
Warrants issued for debt inducement	3,887,618	—
Depreciation expense	8,199
Changes in operating assets and liabilities:
Accounts Receivable	36,795	(37,232)
Inventory	122,676	(127,407)
Accounts Payable	491,415	(327,742)
Deferred Revenue	470,048	—

NET CASH USED IN OPERATING ACTIVITIES	(478,679)	(503,595)

Investing Activities:
Investment in product development	(19,400)	—
Acquisition of equipment	(45,119)	—
NET CASH USED IN INVESTING ACTIVITIES	(64,519)	—

Financing Activities:
Repayment of convertible notes	(165,000)	—
Proceeds from issuance of notes payable	500,000	863,000
Repayment of loan from shareholder	34,319	(37,266)
Proceeds from issuance of common stock	233,500	200,500

NET CASH PROVIDED BY FINANCING ACTIVITIES	602,819	1,026,234

INCREASE IN CASH	59,621	522,639

CASH - BEGINNING OF PERIOD	95,726	354

CASH - END OF PERIOD	$155,347	$522,993

Supplemental cash flow information:
Cash paid during the period for:
Interest	—	$—
Income taxes	—	$—

Supplemental disclosure of non-cash financing and investing activities:
Derivative liability incurred for debt discount	$3,887,618	$—
Common stock issued for acquisition	$2,000	$—
Common stock issued for conversion of debt	$64,220	$—
Derivative liability relieved upon conversion of related debt	$3,691,042	$—
Convertible debt converted to shares of common stock	$77,220	$—

The Accompanying Notes are an Integral Part of the Financial Statement.

F-20

Rocky Mountain High Brands, Inc.

Notes to Unaudited Financial Statements

March 31, 2016

(Unaudited)

1.	Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of March 31, 2016 and the results of operations and cash flows for the nine months ended March 31, 2016 and March 31, 2015. The results of operations for nine and three months ended March 31, 2016 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto for the year ended June 30, 2015.

2.	General

Rocky Mountain High Brands, Inc. (RMHB or the Company) is a publicly-traded company that has developed a lineup of “hemp-infused” beverages, wine-based products, and beer and liquor products (the wine, beer and liquor products have been formulated, but are not ready for market.) RMHB is also developing a lineup of products containing Cannabinoids (CBD).

On October 23, 2015, the Company changed its name from Totally Hemp Crazy, Inc. to Rocky Mountain High Brands, Inc. Rocky Mountain High Common Shares, trade on OTC Markets Pink Sheets under the ticker: RMHB.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain Company estimates could be affected by external conditions, including those unique to its industry, and general economic conditions. It is possible that these external factors could have an effect on the Company’s estimates that could cause actual results to differ from its estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value, and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

F-21

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

•	Level 1 — quoted prices in active markets for identical assets or liabilities.

•	Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

•	Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The derivative liability in connection with the conversion feature of the convertible debt, classified as a Level 3 liability, is the only financial liability measured at fair value on a recurring basis.

The change in the Level 3 financial instrument is as follows:

Balance, July 1, 2015	$11,504,057
Issued during the Period	3,887,618
Converted during the nine months ended March 31, 2016	(2,102,681)
Change in fair value recognized in operations	(11,370,871)
Balance, March 31, 2016	$1,918,124

The estimated fair value of the derivative instruments was valued using the Black-Scholes option pricing model, using the following assumptions as of March 31, 2016:

Estimated Dividends	None
Expected Volatility	223%
Risk Free Interest Rate	0.12%
Expected Term	.01 to 1 years

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence. It is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions.

F-22

4.	Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $14,902,498 at March 31, 2016 and has generated operating losses since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue raising capital from third parties.

5.	Investments

On September 18, 2015, the Company, through a series of transactions acquired 5,000,000 shares of Dollar Shots Club, Inc. (“DSC”) in exchange for 2,000,000 shares of common stock. The shares of DSC are being carried on the accompanying balance sheet based on the shares of stock given in exchange for the investment. The Company is accounting for the investment on the cost basis of accounting being that the shares represent approximately 5% of the total outstanding shares of DSC and the Company does not have any significant influence in DSC.

6.	Convertible Notes Payable

During 2011 and 2012, the Company entered into a series of convertible notes with six lenders aggregating $110,000. These were one-year terms notes at 12% interest and convertible to Common Stock at a conversion price of $.05 per share. As a part of the Bankruptcy Reorganization Plan confirmed in July 2014, the accrued interest on these notes was forgiven and the notes became zero interest bearing notes. During the nine months ended March 31, 2016 $40,000 of these notes were converted into 24,000,000 shares of common stock. As of March 31, 2016, the principal balance on these notes was $70,000.

In 2012, the Company entered into a $40,000 Convertible Note Payable with an individual. The notes matured one-year from the date of issuance, bear interest at 12% per annum, and is convertible into shares of Common Stock at $.001. In 2015, the lender sold and re-assigned $17,500 of this note. The new note holders converted the $17,500 of principal into 17,500,000 shares of Common Stock. As of March 31, 2016 the principal balance on these notes was $22,500.

On March 25, 2015, the Company entered into an amended and restated convertible promissory note with Roy Meadows, which amended two previously issued notes dated February 5, 2013 and July 17, 2014. According to the terms of the note, the Company may borrow up to an aggregate of $1,500,000. The note bears interest at 12% per annum, and the holder may demand repayment of any portion of the note after one year from the effective date of the note. The note is convertible in whole or in part at a conversion price per share equal to the lesser of $.001 per share, or at an 80% discount to the average of the five lowest bid prices during the thirty trading days prior to the date of the conversion notice. Mr. Meadows is limited in his conversions whereby he may not at any time own more than 9.99% of the Company’s outstanding common stock. Mr. Meadows may, at his option, file a UCC-1 financing statement against all assets of the Company and have a guarantee and security agreement with the principal controlling for majority shareholders of the Company. On November 16, 2015, the debtholder converted $1,107,606 of principal and accrued interest into 1,107,607 shares of Preferred C Shares of the Company. Each Series C Preferred Share can be converted to 50 Shares of Common Stock.

In connection with the conversion, and as an inducement for the debtholder to convert, the Company issued him warrants to purchase 41,454,851 shares of the Company’s common stock at an exercise price per share of the lesser of $.005 or an eighty percent discount to the average of the five lowest bid prices during the 30 trading days prior to the date of exercise. The warrant may be exercised, in whole or in part, beginning on the date which is the earlier of six months from the Company becoming a Reporting Company (as defined in the warrant) or one year from the date of issuance. The warrant is for a period of 3 years, and contains customary anti-dilution provisions.

On October 5, 2014, the Company entered into a convertible note with an individual for $12,500. The note matured on October 5, 2016, bears interest at 8% per annum, and contains a conversion feature at a conversion price of $0.001 per share. On February 2, 2106, the noteholder sold the convertible note to three separate third parties who converted the notes for a total of 12,500,000 shares of Common Stock.

F-23

On February 2, 2015, the Company entered into a convertible note with an individual for $165,000 (with a $5,000 original issue discount). The note matured on May 2, 2015, which was extended to August 2, 2015, bears interest at 12% per annum, and is convertible in whole or in part at a conversion price per share equal to the lesser of $.001 per share, or at an 80% discount to the average of the five lowest bid prices during the thirty trading days prior to the date of the conversion notice. The holder is limited in his conversions, whereby, he may not at any time own more than 9.99% of the Company’s outstanding Common Stock. In August 2015, the Company repaid the note plus accrued interest.

On March 20 and March 23, 2015, the Company entered into separate Convertible note with an individual for $25,000 each. The notes mature one-year from the date of issuance, bear interest at a rate of 7% per annum, and contained a conversion feature at $.50 of the average bid price for Common Stock over a trailing 10-day period. The holders are limited in their conversions whereby they may not at any time own more than 4.9% of the Company’s outstanding common stock. As of March 31, 2016, the principal balance on the note was $50,000. The note was past due at March 31, 2016. On April 28, 2016, the individual converted the note to 2,160,105 of Common Shares. See Note 11.

On March 23, 2015, the Company entered into a convertible note with an individual for $12,500. The note matured one-year from the date of issuance, bears interest at a rate of 18% per annum, and is convertible into shares of the Company’s common stock at a conversion price of $.04 per share. The note was repaid to the individual on March 22, 2016.

In October 2015, the Company entered into a $500,000 note payable at 12% simple interest for a one year period with Roy Meadows. The note is convertible upon maturity if not paid by the company prior thereto at $0.02 per share and a 25,000,000 share maximum. There is an option to renew with a fee of 10% principle and accrued interest.

The Company has determined that the conversion feature embedded in the notes referred to above, that contain a potential variable conversion amount, constitutes a derivative which has been bifurcated from the note and recorded as a derivative liability, with a corresponding discount recorded to the associated debt. The excess of the derivative value over the face amount of the note is recorded immediately to interest expense at inception. The above notes are presented net of a discount of none and $53,013 on March 31, 2016 and June 30, 2015, respectively, on the accompanying balance sheet.

7.	Deferred Revenue

In June 2015, the Company entered into an exclusive manufacture and supply agreement with Rodney Peterson or his designee, Rocky Mountain High Canada (RMHC) for distribution rights to Rocky Mountain High Canada, Inc. Under the agreement, RMHC was required to pay the Company $500,000 before June 30, 2015 and submit an additional $150,000 prior to the production run for the 1,000,000 cans of product covered under the agreement. At this time the Company does not expect Rodney Peterson nor Rocky Mountain High Canada, Inc. to fulfill its contractual obligation. Rocky Mountain High Brands, Inc. has filed a breach of contract law suit with the objective of recovering outstanding obligations. The Company received $200,000 on July 29, 2015 and $300,000 on August 28, 2015, which has been recorded as deferred revenue in the accompanying balance sheet at March 31, 2016.

8.	Stockholder’s Equity

Series C Preferred Stock

The Company amended its Articles of Incorporation as of November 13, 2015 to create a Series C Preferred Shares, which are 12% interest bearing, cumulative, exchangeable, non-voting, convertible Preferred Stock of the Company. Each Series C Preferred Share can be converted to 50 Shares of Common Stock

As of November 16, 2015, the holder of a convertible note aggregating $1,107,607 of principal and accrued interest, agreed to a dollar for dollar exchange for same number of Preferred C Shares.

F-24

Series D Preferred Stock

The Company amended its Articles of Incorporation as of March 21, 2016 to create a Series D preferred shares, which are non-voting, none-interest bearing convertible preferred stock of the Company. Each Series C preferred share can be converted to 100 shares of common stock.

As of March 31, 2016, there are 2,000,000 shares of Series D preferred shares authorized and zero outstanding.

Common Stock

During the nine months ended March 31, 2016, the Company issued 6,125,000 shares of Common Stock for proceeds of $233,500.

During the nine months ended March 31, 2016, the company issued 3,650,000 shares of Common Stock for services rendered valued at $197,125. 1,000,000 shares were returned with a value of $140,000 under a settlement agreement for services that were never rendered.

During the nine months ended March 31, 2016, the Company issued 64,220,350 shares of common stock for the conversion of $64,220 of convertible debt to Roy Meadows prior to executing the exchange agreement to Series C preferred stock.

During the nine months ended March 31, 2016, the Company issued 36,500,000 shares of common stock for the conversion of $52,500 of convertible debt to convertible note holders referred to in Note 6.

 On July, 17 2015, the Company issued 2,000,000 shares of common stock to acquire all of the assets of Dollar Shots Club, LLC.

On March 23, 2016 11,000,000 shares of common stock were returned under settlement agreements in connection with the termination of certain agreements.

Warrants

On January 4, 2016 and in connection with the employment terms of three (3) executive officers, the Company issued warrants in aggregate to purchase 20,000,000 shares of the Company’s common stock at an exercise price per share of $.001. The warrant may be exercised, in whole or in part, beginning on the date of issuance and becomes fully vested in six months. The warrants are for a period of 5 years, and contains customary anti-dilution provisions. These warrants were valued at $891,365 using the Black-Scholes option pricing model.

On February 28, 2016 and in connection with the commitment terms of two (2) Board of Directors, the Company issued warrants in aggregate to purchase 14,000,000 shares of the Company’s common stock at an exercise price per share of $.001. The warrant may be exercised, in whole or in part, beginning on the date of issuance and becomes fully vested in six months. The warrants are for a period of 5 years, and contains customary anti-dilution provisions. These warrants were valued at $353,296 using the Black-Scholes option pricing model.

Item 9.  Legal Proceedings

193rd Judicial District Court of Dallas County Texas. Rocky Mountain High Brands, Inc. (RMHB) FKA Totally Hemp Crazy, Inc. V Rodney Peterson (Peterson) and Rocky Mountain High Canada, Inc. (RMHC), Case #DC-16-01416; Date Filed: February 4, 2016.

Parties entered into a written agreement for the manufacture and supply of products produced under the Rocky Mountain High Brands, Inc. brand. The terms of the agreement are RMHB would manufacture and supply one million cans of our product FOB Memphis, Tennessee to Peterson, upon receipt of $650,000 from Peterson to RMHB to pay for the manufacture of the cans. Peterson paid $500,000 toward the $650,000 manufacture. Peterson defaulted under the terms of the agreement by failing to pay the remaining $150,000. RMHB tendered default notice, but Peterson failed to cure the default. RMHB terminated the agreement in accordance with its terms. RMHB seeks declaratory judgment that it is entitled to its profits as damages in the amount in excess of $500,000.

F-25

44th Judicial District Court of Dallas County Texas. Rocky Mountain High Brands, Inc. (RMHB) FKA Totally Hemp Crazy, Inc. V Donna Rayburn (Rayburn), Case #DC-16-02131; Date Filed: February 23, 2016.

RMHB and Rayburn entered into a convertible promissory note dated February 2, 2015 for the original principal amount of $165,000 (with a $5,000 original issue discount). On August 29, 2015, RMHB paid to Rayburn $197,773.95, representing return of principal and interest earned during the life of the loan. On February 19, 2016, Rayburn issued an additional demand of interest and penalties totaling $99,487.92. Rayburn has charged $137,261.87 in interest and penalties on a $160,000 loan for one year and 17 days for an effective annual interest rate of 85.77%. As additional consideration for the note, RMHB was required to issue a warrant to Rayburn for 10,000,000 of Common Stock. RMHB seeks a cancellation of the note and additional monetary recovery in the total amount paid to Rayburn, plus additional recovery for all usurious interest charged.  RMHB also seeks to void the warrant for 10,000,000 shares of common stock, which was issued under a voidable note.  The amount which RMHB seeks from Rayburn is in excess of $300,000.

On March 14, 2016, RMHB amended the Rayburn suit to add Meadows as a party Defendant.  RMHB has asserted usury claims in connection with $1,500,000 demand convertible note referenced below in the section pertaining to the Meadows Arbitration Claim. RMHB seeks unspecified monetary damages in connection with the Meadows Note, and further seeks cancellation of a warrant for 41,454,851 shares of Common Stock issued to Meadows in connection with the Meadows Note and cancellation of the Meadows Note.

Arbitration Claim of Roy J. Meadows (Meadows) Against Rocky Mountain High Brands, Inc. (RMHB) dated February 24, 2016.

Meadows claims a breach of an exchange agreement dated November 3, 2015. RMHB has denied the breach. Meadows has invoked arbitration.

Eighteenth Judicial Circuit Court of Seminole County, Florida, Rocky Mountain High Brands, Inc. v. Roy Meadows, David Meadows et al, Case No. 2016-CA-000958-15-W.

The Company filed suit for an injunction against continuation of the Meadows Arbitration. A hearing on that injunction is being set. The Meadows Arbitration hearing currently has no date for commencement of the Arbitration hearing. Shortly after the suspension of the Arbitration hearing, on April 20, 2016, false, malicious, and defamatory allegations were asserted by the Shareholder Alert inappropriately released by the Law Office of A.A. McClanahan, Meadow’s attorney.

The Company has filed in the Seminole Suit a Motion for Leave To Amend its current suit to add claims against Meadows for usury, cancellation of warrants and defamation as a result of the Shareholder Alert press release.

The Company is investigating facts surrounding Meadows and others and may amend its Florida lawsuit to seek more than $20 Million in damages and disgorgement of Meadows and Rayburn profits on questionable trading activities.

Douglas County District Court, Colorado, Case No. 2015CV030672, Totally Hemp Crazy, Inc. et al v. Cannalife USA, Ltd et al.

Suit filed by the Company and Jerry Grisaffi against Defendants for Defamation, Conspiracy, and Intentional Interference with Prospective Business Relations.

101st Judicial District Court of Dallas County, Texas, Case No DC-16-01220. Fanco Global Acquisitions, LLC v Rocky Mountain High Brands, Inc.

Suit filed against the Company for alleged finders’ fee commissions. The Company contests and opposes the claim.

F-26

10.	Income Taxes

As of March 31, 2016, the Company had approximately $8,100,000 of federal and state net operating loss carryovers ("NOLs") which begin to expire in 2027. Utilization of the NOLs may be subject to limitation under the Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all the deferred tax asset relating to NOLs for every period because it is more likely than not that all of the deferred tax asset will not be realized.

11.	Subsequent Events

During April 2016, the Company sold 25,000,000 at $.02 per share for proceeds of $500,000 to fund its operations and produce inventory in May.

As of March 31, 2016, the principal balance of the individual’s note outstanding was $50,000 and past due. On April 28, 2016, the individual converted the note to 2,160,105 shares of common stock.

F-27

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.  Financial Statements and Exhibits

a.           Financial Statements

We have included the following financial statements and notes with this registration statement:

1.	Audited Financial Statements and Notes for the years ended June 30, 2015 and June 30, 2014

2.   Financial Statements and Notes for the quarter and six months ended December 31, 2015.

b.           Exhibits

2.1	Agreement to Purchase Limited Liability Interests in Smarterita, LLC with Thomas Shuman(1)

2.2	Agreement to Purchase Limited Liability Interests in Smarterita, LLC with Vintage Specialists, LLC(1)

2.3	Asset Purchase Agreement with Dollar Shots Club, LLC(1)

2.4	Asset Purchase Agreement with Dollar Shots Club, Inc.*

3.1	Articles of Incorporation, as Amended*

3.2	By-laws, as Amended(1)

10.1	Exchange Agreement with Roy Meadows dated November 9, 2015(1)

10.2	Convertible Promissory Note issued to Roy Meadows dated October 13, 2015(1)

10.3	Convertible Promissory Note issued to Donna Rayburn dated February 2, 2015(1)

10.4	Warrant issued to Roy Meadows dated October 30, 2015(1)

10.5	Warrant issued to Roy Meadows dated July 2, 2014(1)

10.6	Warrant issued to Donna Rayburn dated February 2, 2015(1)

10.7	Employment Agreement with Michael Welch(1)

10.8	Employment Agreement with Jerry Grisaffi(1)

10.9	Employment Agreement with David M. Seeberger(1)

10.10	Service Agreement for offices at 9101 LGJ Freeway, Suite 200, Dallas, TX(1)

10.11	Exclusive Distributorship Agreement with EpicGroup One, LLC*

10.12	Distributorship Agreement with M&S Up North Distributing (Colorado)*

10.13	Distributorship Agreement with M&S Up North Distributing (Iowa)*

10.14	Distributorship Agreement with M&S Up North Distributing (Wisconsin)*

10.15	Distributorship Agreement with North Texas Mountain Valley Water Corporation*

10.16	Distributorship Agreement with Dr. Pepper-Royal Crown Bottling Company*

10.17	Distributorship Agreement with Vega Bros. Sales and Distribution, LLC*

10.18	Product Consulting Agreement with MBA Beverage Group, Inc.*

10.19	Sales Brokerage Services Agreement with Function Brands, LLC*

21.1	List of Subsidiaries(1)

(1) Incorporated by reference to Registration Statement on Form 10 filed April 14, 2016.

* Filed herewith

46

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 26, 2016

ROCKY MOUNTAIN HIGH BRANDS, INC.

By: /s/ Michael Welch

Michael Welch, Chief Executive Officer

47